Table of Contents

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-12G

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

Commission file number: 033-09218

SPORTSQUEST, INC.

DELAWARE	20-4742564
State or other jurisdiction of	(I.R.S. Employer
incorporation or organization	Identification No.)

500 Australian Avenue, Suite 600, West Palm Beach, Florida	33401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 954-837-6833

Securities registered pursuant to Section 12(b) of the Act: NONE

Securities registered pursuant to section 12(g) of the Act:

COMMON STOCK, $0.001 PAR VALUE
(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company, ”and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.         ☐

EXPLANATORY NOTE

SportsQuest Inc., a Delaware corporation, is filing this registration statement on Form 10 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to provide current public information to the investment community in anticipation of being required to register under Section 12(g) of the Exchange Act in the future, to comply with applicable requirements thereunder.

This Registration Statement does not constitute an offer of securities of SportsQuest, Inc. or any other entity. Once this Registration Statement has been deemed effective, we will be subject to the requirements of Section 13(a) of the Exchange Act, including the rules and regulations promulgated thereunder, which will require us, among other things, to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

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PART I

Introduction:

The new management of the company is filing this multi-year form 10-K under Section 1320.4 of SEC Financial Reporting Manual outlining Delinquent Filers Program. For the entire two year period of this multiyear form 10-K, the company qualified as an Inactive Registrant as per Section 1320.2 of SEC Financial Reporting Manual and is therefore not required to file audited financial statements.

Also, for the same entire period of this 10-K, the company essentially existed as a non-Shell Company which had assets, expenses and material operations.

Finally, the new management of the company has prepared these statements from information and explanations made available from previous management. However, much of the required information is unknown and not reasonably available to new management because obtaining the information would involve unreasonable effort and expense. (See REASONS FOR FILING DELINQUENCIES below)

OVERVIEW OF DELINQUENT FILINGS

Before this filing, the company is not current in its SEC reporting requirements as follows:

1.	10-Q for the quarter ending November 30, 2008
2.	10-Q for the quarter ending February 28, 2009
3.	10-K for the fiscal year ending May 31, 2009
4.	10-Q for the quarter ending August 31, 2009
5.	10-Q for the quarter ending November 30, 2009
6.	10-Q for the quarter ending February 28, 2010
7.	10-K for the fiscal year ending May 31, 2010
8.	10-Q for the quarter ending August 31, 2010
9.	10-Q for the quarter ending November 30, 2010
10.	10-Q for the quarter ending February 28, 2011

Annual Filings are completed and up to date on OTC Markets.

REASONS FOR FILING DELINQUENCIES

The existing management and majority shareholders first acquired control of the company in June 2021. The previous management of the company, when filing form 15-15D on April 13, 2011, subsequently activated an ongoing SEC filing obligation, pursuant to federal securities laws for the periods above. Unfortunately, prior to filing said Form 15-15D, the management of the day incorrectly filed disclosures under OTC Markets subsequently ceasing all business reporting including all mandatory filings, communications and correspondence with regulatory agencies, including the company Stock Transfer Agent. The new management accessed previous accounting records and re-created the disclosures and supplied the OTC Market alternative reporting requirements.

PLAN OF ACTION TO REMEDY DEFICIENCIES

In addition to this multi-year form 10-K, the new management will be submitting to SEC via Edgar filing system, within two business days from the date of this filing (ie: on or before end of business on August 30, 2023), a Form 8-A with the required disclosures will be filed to cure the existing delinquencies.

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Item 1. Business.

The franchise industry is booming, and one of its best-kept secrets is franchise consulting. SportsQuest intends to franchise consulting systems, infrastructure and services to individuals who will become Franchise Consultant Professionals and subsequently utilize the SportsQuest’s expertise to assist their clients in identifying the franchise opportunity which provides them with the best opportunity for long term success. As a Franchise Consultant Professional we counsel people who are considering franchise ownership. By definition, a franchise is an exchange of the rights and licenses of a business for a fee. With this business consultant role, we look at a prospective candidate’s background, financial situation, goals, and more. Many Franchise Consultants are part of a franchise consulting company such as BAI. As a member of a franchise consulting company, we work with industry clients to help prospective candidates identify the best fit franchise based on the potential franchisees needs, lifestyle, personality, and financial situation assuring they invest in the most ideal franchise for them.

With the candidate’s best interests in mind, Franchise Consultants guide candidates through the franchise selection, evaluation, and buying process. Once a candidate decides on a brand, a franchise business consultant may also assist in acquiring the necessary capital to own and operate the business.

A Franchise Consultant is also thought of as a matchmaker who connects hopeful entrepreneurs with franchise opportunities. Once people find out about Franchise Consultant opportunities and why people use Franchise Consultants, they want to hear more. The franchise consultant acts as a broker/buffer between the franchisor and the potential franchisee at the introductory stage and further as required.

Most people in the industry know that Franchise Consultants have been vital in the industry’s growth. They also recognize the flexibility and freedom with a consultant role. A career as a Certified Franchise Consultant is like no other. As a franchise business consultant, you have an incredible work-life balance and the opportunity to help others with tremendous income potential.

A franchise business consultant from a candidate’s perspective is a trusted advisor, counselor, educator, and guide. Franchise Consultants start by assessing the most crucial issue—determining if franchise ownership is even the right path for the candidate. If it is, then through multiple conversations and other methods such as questionnaires, the role of a business consultant is to narrow down several opportunities to explore. Good Franchise Consultants will work alongside their candidates until they have found the right opportunity and have a signed contract (franchise agreement) with a franchisor. The best Franchise Consultants, always keep in touch with the people they placed in business to find out about the experience with the brand. This not only helps consultants identify other candidates who might be a good fit but also those franchisors who may no longer be ideal franchisors.

Franchise consulting is one part counseling and one part artistry. The franchise business consultant must be an active listener to best serve the candidate. The consultant's role involves understanding a candidate’s background, interests, and desired lifestyle and then translate it into an ideal franchise opportunity. Sometimes a Certified Franchise Consultant understands more about what his candidate wants than the candidate even does. Above all, a Franchise Consultant must consider what’s best for the candidate.

Company mission statement

Our mission is geared to help clients structure a franchise strategy based on the uniqueness of their situation and what they find most compelling as to brand, culture and operating models in order to attain their goals.

Company philosophy and vision

a.        Our corporate philosophy is based on providing entrepreneurs with honesty, integrity, value, innovation, comparables, and to be the buffer they need so that they can make a decision on what is best for them rather than the franchisor thus eliminating the high pressure tactics used by some franchisors.

b.        Our Vision is to establish ourselves as the go to franchise consultants for honest information and resources required for entrepreneurs to make an educated decision on what is best for them in the end.

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Company goals

Our goals and milestones involve in connecting one to three entrepreneurs with a franchisor that best suits them per month as we grow our franchise consultant business from Florida to other States. In addition to this once we are established strongly in Florida and move to other States we will continue to expand our business by adding additional personnel on a per State basis.

Target market

Our target market are entrepreneurs that wish to start a franchise, business minded individuals that look for franchises to be their own boss with the guidance of a franchisor, young university graduates that may have saved some money or have been given some money from their parents to start a franchise or business, retired people that feel they need additional cash flows to sustain a certain lifestyle, and business minded individuals that have been given the golden parachute and are looking to start a business of their own.

Industry

As franchise consultants we have the experience and knowledge to help entrepreneurs find the business that fits what they want to achieve. We will walk them through what being a franchise owner really means, and we will help them cut through any red tape they may face along the way. Once we determine their capabilities and the orientation that fits their lifestyle, the next leg of their journey is exploring the industry. With over 3,000+ registered franchise companies available in the marketplace, determining the right one can certainly seem like an intimidating task.

Working with us as their guide potential franchisees will understand what to look for in evaluating their options and making what could be a difficult process much more manageable. Working together, we will determine the best ways to articulate their interests and how they would mesh with potential franchises.

The final part of our journey together gives them a chance to dive further into franchises that we end up picking as their finalists. We will then determine which one is their best choice by interacting with a multitude of industry experts from legal advisors, financial advisors, other franchisees, the franchisor, and even the competition.

With the economic uncertainty that exists ,as a result of damages done to various industry sectors, due to the recent pandemic and other attributing factors people are looking for strong business models. The economic downturn triggered over spending, and inflation forcing many entrepreneurs to either lose their job or lose their business. In addition to this some entrepreneurs in trying to save their business even their savings forced them to rethink their strategy into finding a business that can provide them with a strong and resilient industry that they may be qualified for and most of the time it's these surviving franchises that they turn to.

Our competitive edge will rely on staying on top of the latest changes and new potential franchisors in the industry by constantly researching and reading the latest events that can potentially affect one franchise over the other. Providing optimum support for our prospects and providing them with timely information, so that they can make educated decisions. In addition to this, we will put the prospects interest first, as a happy customer will generate more leads for us in the form of future referrals.

Legal structure

The business is an established Delaware Corp . The startup capital is invested by initial shareholders of a RegD offering in the account opened with Wells Fargo for Sports Quest Inc.

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Technology & Services Technology

In summary, Franchise Brokerage, Lead Generation and Match Making utilizing AI selective services .

Our unique technology is what sets us apart from the competition. Our portal works as a closed loop network of over 350 franchisors who have signed up to be represented in a relationship similar to that of a real estate transaction of a homeowner and a real estate broker. By that we mean that SPQS agents and representatives can represent the franchisor and the purchaser of the business simultaneously or separately and earn a favorable commission which is split between us and the BAI marketing company on a sliding scale starting at 90% up to 95%. We retain 95%. The average commission we will earn on a franchise sale is well north of $20,000 per sale.

Lead Generation.

The portal is designed to be user friendly and integrates with almost all leading customer service or CSR type of utility tools offered by companies such as Salesforce, Pipedrive, and similar suppliers. By lead generation we mean where the franchisor will advertise his company and his concept on the portal. Typically, they receive a tile type advertising with their company logo which once clicked by the end user spawns a landing page with detailed description of the franchise. The end user is given the opportunity to complete their contact information. This lead is prepopulated in the CSR back office back engine so that the salesperson can follow up on the lead and convert it to a sale. There are many lead providers that offer this exact same service such as franchisegator.com, franchise.com, entrepreneur.com, and others. Typical monthly advertising costs range between $400 per month to over $2000 per month. The average portal has virtual real estate of approximately 100 tiles on their portal. In addition to the tile advertising these portals also offer banner advertising under stitch advertising where the advertising or landing page lands or displays after you leave the web page, favorable positioning throughout the portal cookie tracking and other technologies. These auxiliary services are in high demand and are reserved for up to 6 to 10 advertisers per month and range in price between $5500 to $15,000 per month.

The uniqueness of our company is that we provide both lead generation as well as full-service brokerage services. This is an ideal situation and set up for those franchisors with a weak sales force or for those that do not farewell with introduction of their business to new operators. The franchisors that do not fare well are usually as a result of lack of funding or lack of resources to hire a good sales team. We provide both a virtual sales team and a robust advertising portal.

Portal is the key:

ieFranchise.com portal is the key and the secret sauce. We have affiliations and established relationships with over 350 Nationwide franchisors we can represent. Without the portal the company is nothing more than a franchise broker with a static web page. Basically, another static type web site with no relationship back office for support and after sale service. Portal provides a complete turnkey solution for the enterprise. The portal is highly customizable built on a WordPress platform which is well received and in compliance with many search engines such as: Google, Yahoo, and others. In addition, the portal offers many plug and play features which allow the end user and the franchisor to have the best user experience thus providing the optimal return on their time or money spent in the portal. ieFranchise.com is a tier1 domain meaning it has been in constant use for trade and commerce for over 20 years.

Artificial Intelligence (AI) (under development)

One of the biggest challenges of any franchisor is selecting a suitable franchisee to operate their business in a manner as described by the franchisor. Many franchisors spend enormous amounts of money on personality straights tests such as Moyer Briggs entrepreneur select and others. Some of these compatibility tests cost the franchisors anywhere between $10 for a simple topography compatibility test up to several thousand dollars depending on the complexity and scope of the test they wish to conduct. With the portal we can provide algorithms and selection processes including those basic topography type overtures which benefit the franchisor in having artificial intelligence deployed in the selection process to assist them in selecting the best qualified candidate. Right now, our AI program is under development, however it will use all of the aforementioned attributes and deploy them in the system for the franchise selection.

Services

Sports Quest, provides potential prospects with the ability to connect with franchises on a consultative basis taking the edge off of the strong sales tactics from franchisors and looking at the best interest of the prospect looking to purchase a franchise.

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Service solves

Our close association with the latest updates on all franchises/franchisors as well and resources for our prospects utilizing an unbiased approach, will ensure that we find the most suitable business opportunity for our prospects.

Competitive advantage

Due to the fact that we come from a franchise background and sold over 300 franchises we have experience on what franchisors look for in franchisees and the importance of franchisors to find a mutually fitting franchisee. We also have available artificial intelligence software that we are in the process of developing for the purpose of qualifying not only employees but also potential franchisees so that we can find the best matching franchise opportunity for them.

Service Pricing

We do not charge the potential franchisee for our consultant services we charge the franchisor anywhere between 25- 50% of the franchise fee. In some cases based on the franchisor we can charge 100% of the franchise fee based on the franchisor as they prefer to primarily live off of the recurring royalties. We have over 350 franchisors we represent with pre-determined already agreed upon fees.

Market research

Primary market: Services will be marketed in various social media portal, blogs, press releases, newsletters, franchise portals, our website, YouTube, and via social events where we will be presenting our business card containing a bar code people can scan.

Secondary market research: registering with BBB (Better business Bureau), Chamber of Commerce, attending Franchise Shows and handing out our business cards, may be worth having a booth at the franchise show, AFA(American Franchise Association), IFA (International Franchise Association), Franchise journal publication, The Great American Franchise Expo, Franchise times, Franchise Business Review and a blog that discusses franchise news such as Blue MauMau. In addition to this we will network by attending various events on EventBrite and other such networking events as they arise.

In accordance with the International Franchise Association the “The overall number of franchise establishments will increase by almost 15,000 units in 2023, or 1.9%, to 805,000 units in the U.S. Franchising will add approximately 254,000 jobs in 2023. Growing at 3.0%, total franchise employment is forecasted to reach 8.7 million.

The total output of franchised businesses — the measure of total economic activity in nominal dollars — will increase by 4.2% to $860.1 billion in 2023, up from $825.4 billion in 2022.

Franchises’ GDP share of the overall economy will remain stable at 3%. Compared with 2022, franchises’ GDP — the monetary value of all the finished goods and services produced within U.S. borders — will grow at a slightly slower pace of 4.2% to $521.3 billion.

Service-based industries and quick-service restaurants will witness higher growth than other industries. On the state and regional level, the report shows that states have experienced different rates of franchise business growth due to disparities in business climates, migration trends, the labor market, and major industry investments. On the state level, it is predicted that:

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States in the Southeast and Southwest will experience the fastest franchise business growth in 2023.

The top 10 states for franchise growth in 2023 are projected to be: Texas, Illinois, Florida, Georgia, Tennessee, North Carolina, South Carolina, Arizona, Colorado, and Indiana.

The Southeast region, which has the largest franchise concentration in the U.S., will have an estimated 234,079 total establishments by 2023, employing 2.5 million workers and contributing $250 billion in output to the U.S. economy.” This industry trend will create demand for franchise consultants as people scramble to find the most suitable franchise to purchase.

●	High marketing costs: In this era of social media and AI our approach to reaching audiences will need to acknowledge that we will need to pierce the saturated market with creative ideas and short message that add value to our approach to purchasing a franchise utilizing a buffer consultative approach that eliminates the high pressure tactics of direct sales keeping the prospects needs in mind first and foremost.

●	Brand recognition challenges - ieFranchise is a brand that has been around for a long time, but we need to fill a gap that existed from 2009 where it was merely an advertising portal for franchises. Currently the portal has undergone extensive work to facilitate not only the lead generation but the consultative services we provide.

●	Finding qualified employees: Florida is known as having many transient employees so we will need to qualify them and thoroughly run criminal checks and various other personality test to ensure they fit our corporate culture.

Threats and opportunities

●	Changes in government regulations: Currently there are no licenses required to run this business but with changes in government legislations on the running of franchise consultant business we may be faced with the need to apply for a license to run the business. In the event that we need to apply for a license this may delay the continuance of the business until business license is issued.

●	Changes in the economy: Economic changes that affect the value of the currency or the uncertainty of how inflation and currency changes may affect people finances may slow down the process of getting into any business with people delaying purchases due to skepticism on which way to invest money.

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SWOT Analysis

	Strengths	Weaknesses	Opportunities	Threats
Product/ Service Offering	Great sales and consultative experience	Competition	Knowledge and Experience in the Franchise Industry	New Regulations Changes in the Economy
Brand/ Marketing	Have strong marketing SEO able to dedicate time on social media	New brand will need time to expose brand online	We can collect our own leads from the portal we have developed	SEO does not work out and we need to find someone new
Staff/HR	Experienced SEO to carry out task	Saturated market required more money poured into marketing	Have strong administrative and sales staff	Transient staff in Florida
Finance	Funds readily available for promotion and marketing	Discovering which marketing channels work best and which don’t prior to singling out a strategy that works best	Well connected with resources for expanding the business into other States when the time comes	Economic bankruptcy or new currency adjustments
Operations/ Management	Strong management and Operations experience in the Franchise Industry	Illness prevents management from continuing to run the operations	Strong experience in training staff on all aspects of the business	Not finding the right management in other States may jeopardize the success of absentee ownership if Key Performance Indicators are not managed properly
Market	People looking to start their own business in the franchise industry is expected to increase in 2023	If dollar gets devalued the amount of money people will have can jeopardize the ability to invest	Layoffs due to inflation or economic uncertainty have people seeking a way to make money by starting their own business	Economic downturn creating uncertainty in investments of any kind

Using our strength to combat the potential weaknesses and threats that may arise

People are the key in successful companies and Sports Quest is starting with very experienced staff in management, operations, administration, sales, and marketing. All staff have many years of experience in the franchise industry and general marketing. When dealing with a saturated market of Consultants we know that customer service and prompt responses are crucial. Cross training staff in all aspects of the business can alleviate any need for covering for those employees that are ill thus preventing any gaps in the business which could lead to lost opportunities. It is of the utmost importance that we set up key performance indicators (KPI) to evaluate staff within the State of Florida and after expansion into other States. In addition to this it is important to stay on top of all new rules for franchise by subscribing to journals and reading latest government or States Laws that may affect the day to day operations of the business.

Short term goals

The short term goals for the business is to ensure that our source of lead generation is working without any glitches, that staff gets cross trained by creating Standard Operating Procedure Manual that they can refer to if and when needed, lastly that KPIs (Key Performance Indicators) are established .

Long term goals

The long term goals for SPQS. is to focus on developing opportunities for people in Florida then grow our business into other States.  Developing a strong Customer Relationship Management tool that allows us to manage staff and cater to their needs by providing them with all the necessary resources they need to succeed.

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Service features and benefits

Franchise Consulting service will be provided without any charge to the end-user by SportsQuest. It is only after the sale is made by the franchisor will the 25-100% of the franchise fee be received by the franchise consultant. This methodology proves to have no pressure tactic for the potential franchisee or end-user. As franchise consultants we ensure that the franchisee or the potential franchisee receives valuable information and support without the direct pressure tactics some franchisors utilize to close the sale. Moreover, the support provided by the franchise consultant continues until the end-user becomes a franchisee. The best part is that as franchise consultants we do not favor one franchisor over another, as we work with the potential franchisee by finding out exactly what their needs are, based on their lifestyle and financial capability. As one can see there are numerous benefits to working with a franchise consultant versus going directly to a franchisor.

The secondary service provided by SportsQuest is selling unused or excess leads to franchisors similar to franchise portals such as franchisegator.com

Our third revenue source is from speaking to potential private businesses that wish to franchise their business. The president of the company was able to franchise his own private business and grow it into 300 plus locations prior to selling the opportunity creating an exit strategy for the business.

The fourth revenue source comes from the Presidents many years in the mergers and acquisitions business and his ability to take private companies public should the need arise for them to raise funds in the public markets or need that exit strategy most companies can benefit from.

The fifth revenue source comes from referrals we provide to potential franchisees for funding and or legal advice.

Target customer

Target Customer	Demographic profile
1. Entrepreneur	This includes people: that have been given the golden parachute, looking to purchase a franchise, people looking to start their own business and be their own boss
2. Franchisor	This includes franchisors: that need fresh quality leads that are qualified
3. Independent business owners	This includes: establish business owners looking to expand their business
4. Franchisors/ independent business owners	This includes: business owners that wish to take their company public, merge, and acquire another business or go public all strategies allow for these companies to have an exit strategy and/or raise additional capital for the growth or marketing needs for instance.

Target Market Specifics

College	Candidates
Age	25 to 60
Gender	Not Relevant
Location	Starting in Florida
Income	Not Relevant
Occupation	Not Relevant

Education Level	High School with Business experience or higher
Industry	Not Relevant
Size	Not Relevant
Stage in Business	Growing or mature business with some qualifying startups
Annual Sales	Not Relevant

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Key competitors

The Leading Players involved in the global Franchise Consulting market are:

Competitor	How they differ	How we differ	Benefits we have
Franchise Direct	Franchise advertising portal	We advertise on our portal as well for franchise opportunities	However we focus on utilizing a consultative approach based on the needs of the prospect and not on the wants, by educating prospects on the realities of owning one franchise over another that suits their lifestyle.
FranNet	Use a consultative approach with training of their franchise consultants	Training provided is 5 weeks	Communication software provided is superior. The Training is less but company looks for experienced entrepreneurs.
The Entrepreneur’s Source	Coach potential franchise consultants	Base selection on already experienced franchisees or franchisors	Although training is great being in the trenches and having the experience is fundamental to success.
Franchise America	More of an advertising portal	Our focus is not only to advertise but to provide most relevant information on the franchisor based on prospect needs	The alliance we have with BAI allows us to provide potential prospects with the most accurate information on the franchisor/franchise
iFranchise Group	Focus on assisting existing franchisors/franchisees	Focus on assisting people looking to purchase a franchise	We are in constant contact with franchisors so we are able to pass the changes occurring in the franchise to our prospects for their benefit and selection
FranChoice	Utilize a consultative approach with prospect	Not much different than our system	We are able to provide franchisors with various funding strategies should the need arise benefiting the franchisee indirectly
Sunbelt Business Brokers	Asssist in purchasing various businesses that are not necessarily franchise specific	Focus on franchises only and vetted businesses	Having the inside scoop of business that have to file a FDD makes the opportunity much safer for the potential prospect
FranServe	Provide annual conferences for networking	Provides lead support , great CRM and weekly newsletters that can be used for educational purposes and to provide any potential candidates	Funding partners support and Franchise lawyer support available.
The Franchise Maker	Teach how to franchise your private business	Liaison between the franchisor and franchisee to find best fitting opportunity for the potential franchisee	We have two actively participating candidates that either are in business or is looking to be in business making the process much easier as we utilize all the provided tools to find the best fitting franchise for the potential candidates
The Franchise Consulting Company	Great resource of information but too much diversification on the website can spread the services too wide and defocus customers	Our key components on our website focuses on consulting services and lead generation	From experience if one places too many services on a website this can lead to defocusing of customers and loss of potential customers.

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Positioning/Niche

Expertise

Based on years of experience in the consultancy and sales side of the business and dealing with entrepreneurs we bring years of experience in the field of franchising, marketing, mergers and acquisitions. We stay on top of the various changing laws in the industry by subscribing to legitimate government websites and utilizing lawyers we have known in the industry for a long time for advice. Our skills and experience have been developed over years. We are not new in this business and so we are very confident that we can succeed.

Competition

There are several competitors in the franchise consultant business but not all have the number of years and experience we bring to the table. Others have a lack of expertise in 2 or 3 of the areas we excel in such as producing various exit strategies and the development of artificial intelligence software primarily utilized to qualify potential franchisees thus placing us in an advantageous position.

Change Rate and Product Life Cycle

Some employers may choose to hire an employee to provide consultancy to the president of the company, but finding an ideal consultant that is well rounded with years of experience and no pay is next to impossible. As consultants we only get paid when we align the entrepreneur with the ideal franchisor.

Predictability and Complexity

If an entrepreneur decides to talk to one of our competitors after talking to us they may soon find out that they provide no exit strategy, something that is crucial to every business. As consultants we can find a perfectly matching franchisor, take the private company public, find them a mergers and acquisition candidate or help them find their own way of franchising their business.

Reputation, Word of Mouth and Referrals

As President of various other companies Irina V has developed a reputation as a person with integrity and knowledgeable in various industries working as consultant to both public and private companies. Irina's vast knowledge in the industry has made her a guru and the go-to person in dealing with both private and public companies.

Barriers to Entry

It takes years of experience and research to gain the knowledge that Sports Quest Presidents has gained over the years this is not easy to replicate nor to cover that much knowledge in a short time.

Target Market

Our target market is entrepreneurs looking for a new business opportunity, an exit strategy, and alternatives to working for someone else because they wish to be their own boss . Individuals either out of University where parents are able to provide assistance until they get started, individuals that have been in business for a while, but are looking for a change, individuals that would like to franchise their business, individuals seeking a solution for an exit strategy . Women looking to add revenue to the household by starting a business, and veterans looking to start a business are ideal candidates.

Service Advertising and Marketing

Advertising:
●	Online
●	Print
●	Radio
●	Cable television

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Marketing may include:
●	Business website
●	Social media marketing
●	Email marketing
●	Mobile marketing
●	Search engine optimization
●	Content marketing
●	Print marketing materials (brochures, flyers, business cards)
●	Public relations
●	Trade shows
●	Networking
●	Word-of-mouth
●	Referrals

Promotional budget
●	Before startup : $8,000
●	On an ongoing basis : $10,000

Marketing Expenses Strategy Chart	Target Market 1 Leads	Target Market 2 Entrepreneurs	Target Market 3 Franchisors
One-Time Expenses	Website development $5,000	Website development $5,000	Website development $5,000
Monthly or Annual Expenses	SEO $4,000/mo.	SEM $4,000/mo.	GOOGLE Marketing $3,000/mo.
Labor Costs	Lead caller $3,000/mo.	Consultant Commission based on sales	Marketing Sales Consultant $ 2,500/mo.

Item 1A. Risk Factors.

The SEC requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

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Summary of Risk Factors

Risks related to our business and industry

●	Our success depends substantially on the value of our brand, which could be materially and adversely affected by the high level of competition in the industry, our ability to anticipate and satisfy consumer preferences, shifting views of franchising and our ability to obtain and retain high-profile strategic partnership arrangements.
●	Our and our franchisees’ stores may be unable to attract and retain clients, which would materially and adversely affect our business, results of operations and financial condition.
●	Our intellectual property rights, including trademarks, trade names, copyrights and trade dress, may be infringed, misappropriated or challenged by others.
●	We and our franchisees rely heavily on information systems, including the use of email marketing and social media, and any material failure, interruption or weakness may prevent us from effectively operating our business, damage our reputation or subject us to potential fines or other penalties.
●	If we fail to properly maintain the confidentiality and integrity of our data, including member credit card, debit card, bank account information and other personally identifiable information, our reputation and business could be materially and adversely affected.
●	The occurrence of cyber incidents, or a deficiency in cybersecurity, could negatively impact our business by causing a disruption to our operations, a compromise or corruption of confidential information, and/or damage to our employee and business relationships and reputation, all of which could harm our brand and our business.
●	If we fail to successfully implement our growth strategy, which includes new regional development by existing and new franchisees, our ability to increase our revenues and operating profits could be adversely affected.
●	Our planned growth and changes in the industry could place strains on our management, employees, information systems and internal controls, which may adversely impact our business.
●	If we cannot retain our key employees and hire additional highly qualified employees, we may not be able to successfully manage our businesses and pursue our strategic objectives.
●	We are subject to a variety of additional risks associated with our franchisees, such as potential franchisee bankruptcies, franchisee changes in control, franchisee turnover rising costs related to construction of new stores and maintenance of existing stores, which could adversely affect the attractiveness of our franchise model, and in turn our business, results of operations and financial condition.
●	Our business is subject to various laws and regulations and changes in such laws and regulations, failure to comply with existing or future laws and regulations or failure to adjust to consumer sentiment regarding these matters, could harm our reputation and adversely affect our business.

Risks related to our common stock

●	Provisions of our corporate governance documents could make an acquisition of our company more difficult and may prevent attempts by our stockholders to replace or remove our current management, even if beneficial to our stockholders.
●	Our stock price could be extremely volatile, and, as a result, stockholders may not be able to resell shares at or above their purchase price.
●	Because we do not currently pay any cash dividends on our common stock, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.
●	Financial forecasting may differ materially from actual results.

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Risks related to our business and industry

Our success depends substantially on the value of our brand.

Our success is dependent in large part upon our ability to maintain and enhance the value of our brand, our store clients’ connection to our brand and a positive relationship with our franchisees. Brand value can be severely damaged even by isolated incidents, particularly if the incidents receive considerable negative publicity or result in litigation. Some of these incidents may relate to our policies, the way we manage our relationships with our franchisees, our growth strategies, our development efforts or the ordinary course of our, or our franchisees’, businesses. Other incidents that could be damaging to our brand may arise from events that are or may be beyond our ability to control, such as:

●	actions taken (or not taken) by one or more franchisees or their employees relating to health, safety, welfare or otherwise;
●	data security breaches or fraudulent activities associated with our and our franchisees’ payment systems;
●	regulatory, investigative or other actions relating to our and our franchisees’ data privacy practices;
●	litigation and legal claims;
●	third-party misappropriation, dilution or infringement or other violation of our intellectual property;
●	regulatory, investigative or other actions relating to our franchisees’ illegal activity targeted at us or others; and
●	conduct by individuals affiliated with us which could violate ethical standards or otherwise harm the reputation of our brand.

Consumer demand for our stores and our brand’s value could diminish significantly if any such incidents or other matters erode consumer confidence in us, our consultants or our reputation as a franchising brand, which would likely result in fewer clients sold or renewed and, ultimately, lower royalty revenue, which in turn could materially and adversely affect our results of operations and financial condition.

The high level of competition in the franchising industry could materially and adversely affect our business.

We compete with the following industry participants: other franchising consultants; business consultants; accountants; business brokers; attorneys; and other businesses that rely on emerging business’ discretionary spending. We may not be able to compete effectively in the markets in which we operate. Competitors may attempt to copy our business model, or portions thereof, which could erode our market share and brand recognition and impair our growth rate and profitability. Competitors, including companies that are larger and have greater resources than us, may compete with us to attract clients in our markets. This competition may limit our ability to attract and retain existing clients and our ability to attract new clients, which in each case could materially and adversely affect our results of operations and financial condition.

If we are unable to anticipate and satisfy consumer preferences and shifting views of franchising, our business may be adversely affected.

Our success depends on our ability to anticipate and satisfy consumer preferences relating to franchising. Our business is and all of our services are subject to changing consumer preferences that cannot be predicted with certainty. Developments or shifts in research or public opinion on the types of franchising services we provide could negatively impact the business or consumers’ preferences for franchising services could shift rapidly to different types of franchising centers or at-home fitness options; and we may be unable to anticipate and respond to shifts in consumer preferences. It is also possible that competitors could introduce new products and services that negatively impact consumer preference for our business model, or that consumers would prefer franchising opportunities outside of business operations that do not align with our business model. Failure to predict and respond to changes in public opinion, public research and consumer preferences could adversely impact our business.

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If we fail to obtain and retain high-profile strategic partnership arrangements, or if the reputation of any of our partners is impaired, our business may suffer.

A principal component of our marketing program is to partner with high-profile marketing partners to help us extend the reach of our brand. We may not be able to attract and partner with new marketing partners in the future. In addition, if the actions of our partners were to damage their reputation, our partnerships may be less attractive to our current or prospective clients. Any of these failures by us or our partners could adversely affect our business and revenues.

Our and our franchisees’ stores may be unable to attract and retain clients, which would materially and adversely affect our business, results of operations and financial condition.

Our target market is business educated people seeking to expand and help clients with finding the right franchise opportunity for their situation. The success of our business depends on our and our franchisees’ ability to attract and retain clients. Our and our franchisees’ marketing efforts may not be successful in attracting clients business levels may materially decline over time, especially at locations in operation for an extended period of time. Some of the factors that could lead to a decline in new clients include changing desires and behaviors of consumers or their perception of our brand, a shift to digital fitness versus our core bricks and mortar fitness offerings, changes in business spending trends and general economic conditions, market maturity or saturation, a decline in our ability to deliver quality service at a competitive price, an increase in monthly clientship dues due to inflation, direct and indirect competition in our industry and a decline in the public’s interest in franchising, among other factors.

Our intellectual property rights, including trademarks, trade names, copyrights and trade dress, may be infringed, misappropriated or challenged by others.

Our intellectual property (including our brand) is important to our continued success. We seek to protect our trademarks, trade names, copyrights, trade dress and other intellectual property by exercising our rights under applicable state, provincial, federal and international laws. Policing unauthorized use and other violations of our intellectual property rights is difficult, and the steps we take may not prevent misappropriation, infringement, dilution or other violations of our intellectual property, especially internationally where foreign nations may not have laws to protect against “squatting,” or in “first-to-file” nations where trademark rights can be obtained despite a third party’s prior use of our intellectual property. If we were to fail to successfully protect our intellectual property rights for any reason, or if any third party misappropriates, dilutes, infringes or violates our intellectual property, the value of our brand may be harmed, which could have an adverse effect on our business, results of operations and financial condition. Any damage to our reputation could cause clientship levels to decline or make it more difficult to attract new clients.

We may also from time to time be required to initiate litigation to enforce our intellectual property rights. Third parties may also assert that we have infringed, diluted, misappropriated or otherwise violated their intellectual property rights, which could lead to litigation against us. Litigation, even where we are likely to prevail, is inherently uncertain and could divert the attention of management, result in substantial costs and diversion of resources and negatively affect our clientship sales and profitability regardless of whether we are able to successfully enforce or defend our rights. Despite our efforts to enforce and defend our intellectual property rights, title defects can arise from conduct of third parties that we cannot anticipate or control, or our exclusive ownership and control over our intellectual property, especially our rights in trademarks and trade secrets, could be diminished or impaired. For example, under U.S. law a third party’s prior use of a trademark similar to a SportsQuest trademark could impair our rights in our trademarks, which, despite reasonable research and efforts, we may not have been able to discover or anticipate. In addition, our trade secrets and confidential information could be compromised through misappropriation or unauthorized disclosure, including through a cyber incident, and, despite our reasonable efforts to protect our confidential information and trade secrets, and to maintain the proprietary status thereof, the information could be disclosed or a court could reasonably rule that legal protections provided to trade secrets are no longer enforceable, which could have a material adverse effect on our business, results of operations, financial condition and cash flow.

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We and our franchisees rely heavily on information systems, and any material failure, interruption or weakness may prevent us from effectively operating our business and damage our reputation.

We and our franchisees may rely on information systems managed by third parties, to interact with our franchisees and clients and collect, maintain, store and transmit member information, billing information and other personally identifiable information, including for the operation of stores, collection of cash, legal and regulatory compliance, management of our supply chain, accounting, staffing, payment of obligations, ACH transactions, credit and debit card transactions and other processes and procedures. Our ability to efficiently and effectively manage our franchisee and corporate-owned operations depends significantly on the reliability and capacity of these systems, and any potential failure of these third parties to provide quality uninterrupted service is beyond our control.

Our and our franchisees’ operations depend upon our ability, and the ability of our franchisees and third-party service providers (as well as their third-party service providers), to protect our computer equipment and systems against damage from physical theft, fire, power loss, telecommunications failure or other catastrophic events, as well as from internal and external security breaches, viruses, denial-of-service attacks and other disruptions. The failure of these systems to operate effectively, stemming from maintenance problems, upgrading or transitioning to new platforms, expanding our systems as we grow, a breach in security or other unanticipated problems could result in interruptions to or delays in our business and member services and reduce efficiency in our operations. In addition, the implementation of technology changes and upgrades to maintain current and integrate new systems may also cause service interruptions, operational delays due to the learning curve associated with using a new system, transaction processing errors and system conversion delays and may cause us to fail to comply with applicable laws. If our information systems, or those of our franchisees and third-party service providers (as well as their third-party service providers), fail and our or our partners’ third-party back-up or disaster recovery plans are not adequate to address such failures, our revenues and profits could be reduced and the reputation of our brand and our business could be materially adversely affected, which in turn may materially and adversely affect our results of operations and financial condition.

Use of email marketing and social media may adversely impact our reputation or subject us to fines or other penalties.

There has been a substantial increase in the use of email and social media platforms, including v-logs, blogs, chat platforms, social media websites and other forms of internet-based communication, which allow access to a broad audience of consumers and other interested persons. The rising popularity of social media and other consumer-oriented technologies has increased the speed and accessibility of information dissemination. Negative or false commentary about us may be posted on social media platforms or similar platforms at any time and may harm our business, brand, reputation, marketing partners, financial condition, and results of operations, regardless of the information’s accuracy.

We also use email and social media platforms as marketing tools. For example, we maintain social media accounts and may occasionally email clients to inform them of certain offers or promotions. As laws and regulations, including Federal Trade Commission (“FTC”) enforcement, rapidly evolve to govern the use of these platforms and devices, the failure by us, our employees, our franchisees or third parties acting at our direction to abide by applicable laws and regulations in the use of these platforms and devices could adversely impact our and our franchisees’ business, financial condition and results of operations or subject us to fines or other penalties.

If we fail to properly maintain the confidentiality and integrity of our data, including credit card, debit card, bank account information and other personally identifiable information, our reputation and business could be materially and adversely affected.

In the ordinary course of business, we and our franchisees collect, maintain, store and transmit member and employee data, including credit and debit card numbers, bank account information, driver’s license numbers, dates of birth and other highly sensitive personally identifiable information, in information systems that we maintain and in those maintained by franchisees and third parties with whom we contract to provide services. In 2019, we introduced a mobile application that tracks exercise and activity-related data, which may in the future track other personal information. Some of this data is sensitive and could be an attractive target of a criminal attack by malicious third parties with a wide range of motives and expertise, including lone wolves, organized criminal groups, “hacktivists,” disgruntled current or former employees and others. The integrity and protection of member and employee data is critical to us.

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Despite the security measures we have in place to comply with applicable laws and rules, our facilities and systems, and those of our franchisees and third-party service providers (as well as their third-party service providers), may be vulnerable to security breaches, acts of cyber terrorism or sabotage, vandalism or theft, computer viruses, loss or corruption of data, programming or human errors or other similar events. Furthermore, the size and complexity of our information systems, and those of our franchisees and our third-party service providers (as well as their third-party service providers), make such systems potentially vulnerable to security breaches from inadvertent or intentional actions by our employees, franchisees or vendors, or from attacks by malicious third parties. Because such attacks are increasing in sophistication and change frequently in nature, we, our franchisees and our third-party service providers may be unable to anticipate these attacks or implement adequate preventative measures, and any compromise of our systems, or those of our franchisees and third-party service providers (as well as their third-party service providers), may not be discovered and remediated promptly. Changes in consumer behavior following a security breach or perceived breach, act of cyber terrorism or sabotage, vandalism or theft, computer viruses, loss or corruption of data or programming or human error or other similar event affecting a competitor, large retailer or financial institution may materially and adversely affect our business, which in turn may materially and adversely affect our results of operations and financial condition.

Additionally, the handling of personally identifiable information by our, or our franchisees’, businesses are regulated at the federal, state and international levels, as well as by certain industry groups, such as the Payment Card Industry Security Standards Council, NACHA, and individual credit card issuers. Federal, state, international and industry groups may also consider and implement from time to time new privacy and security requirements that apply to our businesses. Compliance with contractual obligations and evolving privacy and security laws, requirements and regulations may result in cost increases due to necessary system changes, new limitations or constraints on our business models and the development of new administrative processes. They also may impose further restrictions on our handling of personally identifiable information that are housed in one or more of our, or our franchisees’ databases, or those of our third-party service providers. Noncompliance with privacy laws or industry group requirements or a security breach or perceived non-compliance or breach involving the misappropriation, loss or other unauthorized disclosure of personal, sensitive or confidential information, whether by us or by one of our franchisees or vendors, could have material adverse effects on our and our franchisees’ business, operations, brand, reputation and financial condition, including decreased revenue, material fines and penalties, litigation, increased financial processing fees, compensatory, statutory, punitive or other damages, adverse actions against our licenses to do business and injunctive relief by court or consent order. Despite our efforts, the handling of personally identifiable information may not be in compliance with applicable law, or this information could be disclosed or lost due to a hacking event or unauthorized access to our information system, or through publication or improper disclosure, any of which could affect the value of our brand. We maintain and we require our franchisees to maintain cyber risk insurance, but in the event of a significant data security breach, this insurance may not cover all of the losses that we would be likely to suffer.

The occurrence of cyber incidents, or a deficiency in cybersecurity, could negatively impact our business by causing a disruption to our operations, a compromise or corruption of confidential information, and/or damage to our employee and business relationships and reputation, all of which could harm our brand and our business.

We could be in the future, subject to cyber incidents or other adverse events that threaten the confidentiality, integrity or availability of information resources, including intentional attacks or unintentional events where parties gain unauthorized access to systems to disrupt operations, corrupt data or steal confidential information about customers, franchisees, vendors and employees. Such attacks have become more common, and many companies have recently experienced serious cyber incidents and breaches of their information technology systems. As our reliance on technology has increased, so have the risks posed to our systems, both internal and those we have outsourced. The three primary risks that could directly result from the occurrence of a cyber incident include operational interruption, damage to the relationship with clients and private data exposure, which each in turn could create additional risks and exposure. We maintain insurance coverage to address cyber incidents, and have also implemented processes, procedures and controls to help mitigate these risks. However, these measures do not guarantee that our reputation and financial results will not be adversely affected by such an incident.

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Because our franchisees accept electronic forms of payment from their customers, our business requires the collection and retention of customer data, including credit and debit card numbers and other personally identifiable information in various information systems that we and our franchisees maintain and in those maintained by third parties with whom we and our franchisees contract to provide credit card processing. We also maintain important internal company data, such as personally identifiable information about our employees and franchisees and information relating to our operations. Our use of personally identifiable information is regulated by foreign, federal and state laws, as well as by certain third-party agreements. As privacy and information security laws and regulations and contractual obligations with third parties evolve, we may incur additional costs to ensure that we remain in compliance with those laws and regulations and contractual obligations. If our security and information systems are compromised or if we, our employees or franchisees fail to comply with these laws, regulations, or contract terms, and this information is obtained by unauthorized persons or used inappropriately, it could adversely affect our reputation and could disrupt our operations and result in costly litigation, judgments, or penalties arising from violations of federal and state laws and payment card industry regulations.

Under certain laws, regulations and contractual obligations, a cyber incident could also require us to notify customers, employees or other groups of the incident or could result in adverse publicity, loss of sales and profits or an increase in fees payable to third parties. We could also incur penalties or remediation and other costs that could adversely affect the operation of our business, which in turn may materially and adversely affect our results of operations and financial condition.

If we fail to successfully implement our growth strategy, which includes new franchisees, our ability to increase our revenues and operating profits could be adversely affected.

Our growth strategy relies in large part upon new franchisees. Our franchisees face many challenges in opening new operation, including:

●	availability and cost of financing;
●	competition;
●	negotiation of acceptable financing terms;
●	securing required domestic or foreign governmental permits and approvals;
●	franchising trends in new geographic regions and acceptance of our offerings;
●	employment, training and retention of qualified employees; and
●	general economic and business conditions.

Our growth strategy also relies on our ability to identify, recruit and enter into agreements with a sufficient number of franchisees. In addition, our ability and the ability of our franchisees to successfully open and operate new stores in new or existing markets may be adversely affected by a lack of awareness or acceptance of our brand, as well as a lack of existing marketing efforts and operational execution in these new markets. To the extent that we are unable to implement effective marketing and promotional programs and foster recognition and affinity for our brand in new domestic and international markets, our and our franchisees’ new stores may not perform as expected and our growth may be significantly delayed or impaired.

Economic, political and other risks associated with our international operations could adversely affect our profitability and international growth prospects.

We may have stores operating in certain other countries around the world. Our international operations would be subject to a number of risks inherent to operating in foreign countries, and any expansion of our international operations will increase the impact of these risks. These risks include, among others:

●	inadequate brand infrastructure within foreign countries to support our international activities;
●	inconsistent regulation or sudden policy changes by foreign agencies or governments;

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●	the collection of royalties from foreign franchisees;
●	difficulty of enforcing contractual obligations of foreign franchisees;
●	increased costs in maintaining international franchise and marketing efforts;
●	franchisees’ difficulty in raising adequate capital;
●	problems entering international markets with different cultural bases and consumer preferences;
●	political and economic instability of foreign markets;
●	compliance with laws and regulations applicable to our international operations, such as the Foreign Corrupt Practices Act and regulations promulgated by the Office of Foreign Asset Control;
●	fluctuations in foreign currency exchange rates; and
●	operating in new, developing or other markets in which there are significant uncertainties regarding the interpretation, application and enforceability of laws and regulations relating to contract and intellectual property rights.

As a result, those new stores may be less successful than stores in our existing markets. Further, effectively managing growth can be challenging, particularly as we continue to expand into new international markets where we must balance the need for flexibility and a degree of autonomy for local management against the need for consistency with our mission and standards.

Our financial results are affected by the operating and financial results of, and our relationships with, our franchisees.

A substantial portion of our revenues come from royalties, which are generally based on a percentage of gross monthly clientship dues and annual fees at our franchise stores or, in certain cases, a sliding scale based on gross monthly clientship dues, other fees and commissions generated from activities associated with our franchisees, and equipment sales to our franchisees. As a result, our financial results are largely dependent upon the operational and financial results of our franchisees.  Negative economic conditions, including recession, public health emergencies, inflation, increased unemployment levels and the effect of decreased consumer confidence or changes in consumer behavior, could materially harm our franchisees’ financial condition, which would cause our royalty and other revenues to decline and materially and adversely affect our results of operations and financial condition as a result. In addition, if our franchisees fail to renew their franchise agreements, these revenues may decrease, which in turn could materially and adversely affect our results of operations and financial condition.

Our franchisees could take actions that harm our business.

Our franchisees are contractually obligated to operate their stores in accordance with the operational, safety and health standards set forth in our agreements with them, including adherence to applicable laws and regulations. However, franchisees are independent third parties and their actions are outside of our control. In addition, we cannot be certain that our franchisees will have the business acumen or financial resources necessary to operate successful franchises in their approved locations, and certain state franchise laws limit our ability to terminate or not renew these franchise agreements. Our franchisees own, operate and oversee the daily operations of their stores. As a result, the ultimate success and quality of any franchise store rests with the franchisee. If franchisees do not successfully operate stores in a manner consistent with required standards and comply with local laws and regulations, franchise fees and royalties paid to us may be adversely affected, and our brand image and reputation could be harmed, which in turn could materially and adversely affect our results of operations and financial condition.

Although we believe we generally maintain positive working relationships with our franchisees, disputes with franchisees could damage our brand image and reputation and our relationships with our franchisees generally.

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We are subject to a variety of additional risks associated with our franchisees.

Our franchise business model subjects us to a number of risks, any one of which may impact our royalty revenues collected from our franchisees, may harm the goodwill associated with our brand, and may materially and adversely impact our business and results of operations.

Bankruptcy of franchisees. A franchisee bankruptcy could have a substantial negative impact on our ability to collect payments due under such franchisee’s franchise agreement(s). In a franchisee bankruptcy, the bankruptcy trustee may reject its franchise agreement(s), ADA(s) and/or franchisee lease/sublease pursuant to Section 365 under the U.S. bankruptcy code, in which case there would be no further royalty payments from such franchisee, and we may not ultimately recover those payments in a bankruptcy proceeding of such franchisee in connection with a damage claim resulting from such rejection.

Franchisee changes in control. Our franchises are operated by independent business owners. Although we have the right to approve franchise owners, and any transferee owners, we cannot predict in advance whether a particular franchise owner will be successful. If an individual franchise owner is unable to successfully establish, manage and operate the store, the performance and quality of service of the store could be adversely affected, which could reduce clients and negatively affect our royalty revenues and brand image. Although our agreements prohibit “changes in control” of a franchisee without our prior consent as the franchisor, our form franchise agreement, and state franchise relationship laws limit our ability to withhold our consent to the transfer of a store to a new owner. In any transfer situation, the transferee may not be able to perform its obligations under its franchise agreements and successfully operate the store. In such a case the performance and quality of service of the store could be adversely affected, which could also reduce clients and negatively affect our royalty revenues and brand image.

In addition, in the event of the death or permanent disability of a franchisee (if a natural person) or a principal of a franchisee entity, the executors and representatives of the franchisee are required to appoint an operator approved by us to manage the store. There is, however, no assurance that any such operator would be found or, if found, would be able to successfully operate its store. In the event that an acceptable operator is not found, the franchisee would be in default under its franchise agreement and, among other things, the franchise agreement and the franchisee’s right to operate the store under the franchise agreement could be terminated. If a new operator is not found or approved by us, or the new operator is not as successful in operating the store as the then-deceased franchisee or franchisee principal, the gross EFT of the store may be affected and could adversely affect our business and operating results.

Franchisee insurance. Our form franchise agreement requires each franchisee to maintain certain insurance types and levels. Losses arising from certain extraordinary hazards, however, may not be covered, and insurance may not be available (or may be available only at prohibitively expensive rates) with respect to many other risks, or franchisees may fail to procure the required insurance. Moreover, any loss incurred could exceed policy limits and policy payments made to franchisees may not be made on a timely basis. Any such loss or delay in payment could have a material adverse effect on a franchisee’s ability to satisfy its obligations under its franchise agreement or other contractual obligations, which could cause the termination of the franchisee’s franchise agreement and, in turn, may materially and adversely affect our operating and financial results.

Some of our franchisees are operating entities. Franchisees may be natural persons or legal entities. Our franchisees that are operating companies (as opposed to limited purpose entities) are subject to business, credit, financial and other risks, which may be unrelated to the operation of their stores. These unrelated risks could materially and adversely affect a franchisee that is an operating company and its ability to service its clients and maintain store operations while making royalty payments, which in turn may materially and adversely affect our business and operating results.

Franchise agreement termination; nonrenewal. Each franchise agreement is subject to termination by us as the franchisor in the event of a default, generally after expiration of applicable cure periods, although under certain circumstances a franchise agreement may be terminated by us upon notice without an opportunity to cure. The default provisions under the former franchise agreement are drafted broadly and include, among other things, any failure to meet operating standards and actions that may threaten our brand’s goodwill. Moreover, a franchisee may have a right to terminate its franchise agreement in certain circumstances. Our ability to terminate a franchise agreement following a default that is not cured within the applicable cure period, if any, and the ability of franchisees under certain circumstances to terminate a franchise agreement, could reduce our royalty revenue, which in turn may materially and adversely affect our business and operating results.

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In addition, each franchise agreement has an expiration date. Upon the expiration of a franchise agreement, we or the franchisee may, or may not, elect to renew the franchise agreement. If the franchise agreement is renewed, the franchisee will receive a “successor” franchise agreement for an additional term. Such option, however, is contingent on the franchisee’s execution of the then-current form franchise agreement (which may include increased royalty payments, advertising fees and other fees and costs), the satisfaction of certain conditions (including re-equipment and remodeling of the store and other requirements) and the payment of a successor fee. If a franchisee is unable or unwilling to satisfy any of the foregoing conditions, the expiring franchise agreement will terminate upon expiration of its term. If not renewed, a franchise agreement and the related payments will terminate. We may be unable to find a new franchisee to replace such lost revenues, which in turn may materially and adversely affect our business and operating results.

Franchisee litigation; effects of regulatory efforts. We and our franchisees are subject to a variety of litigation risks, including, but not limited to, member claims, personal injury claims, vicarious liability claims, litigation with or involving our relationship with franchisees, litigation alleging that the franchisees are our employees or that we are the co-employer of our franchisees’ employees, employee allegations against the franchisee or us of improper termination and discrimination, landlord/tenant disputes and intellectual property claims. Each of these claims may increase costs, reduce the execution of new franchise agreements and affect the scope and terms of insurance or indemnifications we and our franchisees may have. In addition, we and our franchisees are subject to various regulatory efforts to enforce employment laws, such as efforts to classify franchisors as the co-employers of their franchisees’ employees and legislation to categorize individual franchised businesses as large employers for the purposes of various employment benefits. We and our franchisees also may be subject to changes in state tax laws or enforcement of state tax laws, whereby states subject certain franchisee payments to out of state franchisors to state sales tax or other, similar taxes. These and other legislation or regulations may have a disproportionate impact on franchisors and/or franchised businesses. These changes may impose greater costs and regulatory burdens on franchising and negatively affect our ability to sell new franchises, which in turn may materially and adversely affect our results of operations and financial condition.

Franchise agreements and franchisee relationships. Our franchisees develop and operate their stores under terms set forth in our area development agreement (ADAs) and franchise agreements, respectively. These agreements typically give rise to long-term relationships that involve a complex set of mutual obligations and mutual cooperation. We have a standard set of agreements that we typically use with our franchisees, but various franchisees have negotiated specific terms in these agreements. Furthermore, we may from time to time negotiate terms of our franchise agreements with individual franchisees or groups of franchisees (e.g., a franchisee association). We seek to have positive relationships with our franchisees, based in part on our common understanding of our mutual rights and obligations under our agreements, to enable both the franchisees’ business and our business to be successful. However, we and our franchisees may not always maintain a positive relationship or always interpret our agreements in the same way. Our failure to have positive relationships with our franchisees could individually or in the aggregate cause us to change or limit our business practices, which may make our business model less attractive to our franchisees or our clients and could result in costly litigation between us and our franchisees. Finally, we have the discretion to, and may change over time, the financial and other terms of our franchise agreements and ADAs offered to new franchisees and developers. In the past, we have sought to discuss and reach an accord with our franchisee association over such changes, but there is no assurance that we will be successful in such efforts in the future. If we were unsuccessful, this may lead to discord with our franchisee association that could have a detrimental effect on the growth of our business.

Construction and maintenance costs. Our franchisees may incur rising costs related to construction of new stores and maintenance of existing stores, which could adversely affect the attractiveness of our franchise model, and in turn our business, results of operations and financial condition. Corporate-owned stores require significant upfront and ongoing investment, including periodic remodeling and equipment replacement. If our franchisees’ costs are greater than expected, franchisees may need to outperform their operational plan to achieve their targeted return. In addition, increased costs may result in lower profits to franchisees, which may allow a franchisee to terminate its franchise agreement or make it harder for us to attract new franchisees, which in turn could materially and adversely affect our business, results of operations and financial condition.

Franchisee turnover. There can be no guarantee of the retention of any, including the top performing, franchisees in the future, or that we will maintain the ability to attract, retain, and motivate sufficient numbers of franchisees of the same caliber. The quality of existing franchisee operations may be diminished by factors beyond our control, including franchisees’ failure or inability to hire or retain qualified managers and other personnel. Training of managers and other personnel may be inadequate. These and other such negative factors could reduce franchise stores’ revenues, impact payments to us from franchisees under the franchise agreements and could have a material adverse effect on our revenues, which in turn may materially and adversely affect our business.

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Our business is subject to various laws and regulations and changes in such laws and regulations, or failure to comply with existing or future laws and regulations, could adversely affect our business.

We are subject to the FTC Franchise Rule, which is a trade regulation imposed on franchising promulgated by the FTC that regulates the offer and sale of franchises in the United States and that requires us to provide to all prospective franchisees certain mandatory disclosure in a FDD. In addition, we are subject to state franchise registration and disclosure laws in approximately 14 states and various state business opportunity laws that regulate the offer and sale of franchises by requiring us, unless otherwise exempt, to register our franchise offering in those states prior to our making any offer or sale of a franchise in those states and to provide a FDD to prospective franchisees in accordance with such laws. We are subject to franchise disclosure laws in States that regulate the offer and sale of franchises by requiring us, unless otherwise exempt, to prepare and deliver a franchise disclosure document to disclose our franchise offering in a prescribed format to prospective franchisees in accordance with such laws, and that regulate certain aspects of the franchise relationship. We are subject to similar franchise sales laws in Canada,Mexico, and Australia (should we expand internationally), and may become subject to similar laws in other countries in which we may offer franchises in the future. Failure to comply with such laws may result in a franchisee’s right to rescind its franchise agreement and damages, and may result in investigations or actions from federal or state franchise authorities, civil fines or penalties, and stop orders, among other remedies. We are also subject to franchise relationship laws in approximately 20 states and in various U.S. territories that regulate many aspects of the franchise relationship including, depending upon the jurisdiction, renewals and terminations of franchise agreements, franchise transfers, the applicable law and venue in which franchise disputes must be resolved, discrimination and franchisees’ right to associate, among others. Our failure to comply with such franchise relationship laws could result in fines, damages and our inability to enforce franchise agreements where we have violated such laws. Although we believe that our FDDs, franchise sales practices and franchise activities comply with such franchise sales laws and franchise relationship laws, our non-compliance could result in liability to franchisees and regulatory authorities (as described above), inability to enforce our franchise agreements and a reduction in our anticipated royalty revenue, which in turn may materially and adversely affect our business and results of operations.

We and our franchisees are also subject to the Fair Labor Standards Act of 1938, as amended, and various other laws in the United States, Canada, Panama, Mexico and Australia governing such matters as minimum-wage requirements, overtime and other working conditions. Based upon our experience with hiring employees and operating corporate-owned stores, we believe a significant number of our and our franchisees’ employees are paid at rates related to the U.S. federal or state minimum wage, and past increases in the U.S. federal and/or state minimum wage have increased labor costs, as would future increases. Any increases in labor costs might result in our and our franchisees inadequately staffing stores. Such increases in labor costs, and those that may arise due to other changes in labor laws or as a result of low unemployment rates, could affect store performance and quality of service, decrease royalty revenues and adversely affect our brand.

Our and our franchisees’ operations and properties are subject to extensive U.S., Canadian, Panamanian, Mexican and Australian, federal, international, state, provincial and local laws and regulations, including those relating to environmental, building and zoning requirements. Our and our franchisees’ development of properties depends to a significant extent on the selection and acquisition of suitable sites, which are subject to zoning, land use, environmental, traffic and other regulations and requirements. Failure to comply with these legal requirements could result in, among other things, revocation of required licenses, administrative enforcement actions, fines and civil and criminal liability, which could adversely affect our business.

We and our franchisees are responsible at stores we each operate for compliance with state, provincial and local laws that regulate the relationship between stores and their clients. Many states and provinces have consumer protection regulations that may limit the collection of clientship dues or fees prior to opening, require certain disclosures of pricing information, mandate the maximum length of contracts and “cooling off” periods for clients (after the purchase of a clientship), set escrow and bond requirements for stores, govern member rights in the event of a member relocation or disability, provide for specific member rights when a store closes or relocates, or preclude automatic clientship renewals. Our or our franchisees’ failure to comply fully with these rules or requirements may subject us or our franchisees to fines, penalties, damages and civil liability, or result in clientship contracts being void or voidable. In addition, states or provinces may update these laws and regulations. Any additional costs which may arise in the future as a result of changes to the legislation and regulations or in their interpretation could individually or in the aggregate cause us to change or limit our business practices, which may make our business model less attractive to our franchisees or our clients.

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Risks related to our common stock

Provisions of our corporate governance documents could make an acquisition of our Company more difficult and may prevent attempts by our stockholders to replace or remove our current management, even if beneficial to our stockholders.

Our certificate of incorporation and bylaws and the Delaware General Corporation Law (the “DGCL”) contain provisions that could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. These provisions include:

●	the division of our board of directors into three classes and the election of each class for three-year terms;
●	advance notice requirements for stockholder proposals and director nominations;
●	the ability of the board of directors to fill a vacancy created by the expansion of the board of directors;
●	the ability of our board of directors to issue new series of, and designate the terms of, preferred stock, without stockholder approval, which could be used to, among other things, institute a rights plan that would have the effect of significantly diluting the stock ownership of a potential hostile acquirer, likely preventing acquisitions that have not been approved by our board of directors;
●	limitations on the ability of stockholders to call special meetings and to take action by written consent; and
●	the required approval of holders of at least 75% of the voting power of the outstanding shares of our capital stock to adopt, amend or repeal certain provisions of our certificate of incorporation and bylaws or remove directors for cause.

In addition, Section 203 of the DGCL may affect the ability of an “interested stockholder” to engage in certain business combinations, for a period of three years following the time that the stockholder becomes an “interested stockholder.” While we have elected in our certificate of incorporation not to be subject to Section 203 of the DGCL, our certificate of incorporation contains provisions that have the same effect as Section 203 of the DGCL and accordingly will not be subject to such restrictions.

Because our board of directors is responsible for appointing the clients of our management team, these provisions could in turn affect any attempt to replace current clients of our management team. As a result, you may lose your ability to sell your stock for a price in excess of the prevailing market price due to these protective measures, and efforts by stockholders to change the direction or management of the Company may be unsuccessful.

Our stock price could be extremely volatile, and, as a result, stockholders may not be able to resell shares at or above their purchase price.

Currently our common stock is listed on the Pink Sheets or OTC Markets and it is thinly traded. This situation means our stock price could fluctuate based on very low trading volume. In addition, in recent years the stock market in general has been highly volatile. As a result, the market price and trading volume of our common stock is likely to be similarly volatile, and investors in our common stock may experience a decrease, which could be substantial, in the value of their stock, including decreases unrelated to our results of operations or prospects, and could lose part or all of their investment. The price of our common stock could be subject to wide fluctuations in response to a number of factors, including those described elsewhere in this report and others such as:

●	variations in our operating performance and the performance of our competitors;
●	actual or anticipated fluctuations in our quarterly or annual operating results;
●	publication of research reports by securities analysts about us or our competitors or our industry;
●	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;
●	our failure or the failure of our competitors to meet analysts’ projections or guidance that we or our competitors may give fo the market.
●	additions and departures of key employees.
●	strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;
●	the passage of legislation or other regulatory developments affecting us or our industry;
●	speculation in the press or investment community;
●	changes in accounting principles;
●	terrorist acts, acts of war or periods of widespread civil unrest;
●	natural disasters, pandemics and other calamities;
●	breach or improper handling of data or cybersecurity events; and
●	changes in general market and economic conditions.

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In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation.

Because we do not currently pay any cash dividends on our common stock, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

We may retain future earnings, if any, for future operations, expansion and debt repayment and do not currently pay any cash dividends on our common stock. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur, including our securitized financing facility. As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than that which you paid for it.

Financial forecasting may differ materially from actual results.

Due to the inherent difficulty of predicting future events and results, our forecasted financial and operational results may differ materially from actual results. Discrepancies between forecasted and actual results could cause a decline in the price of our stock.

ITEM 2.  PROPERTIES

The Company’s corporate headquarters are located in West Palm Beach FL at 500 S. Australian Ave. Suite #600, West Palm Beach, Florida 33401. We also use another West Palm Bech location for administrative purposes. These premises consist of approximately 600 square feet in a multi-tenant building leased by the Company from an unaffiliated third party pursuant to a month-to-month lease with the option to convert to a longer term at the Company’s sole option. Current monthly rent under this lease is approximately $2,500.

ITEM 3.  LEGAL PROCEEDINGS

As of the period ending June 30, 2023, the Company was not involved in any legal proceedings, save and accept the company threatened to take legal action against a group of ex shareholders Alan Tucker et al if they do not return certain shares which remain unpaid. Subsequently the management learned that these shares were sold in the open market.

ITEM 4.  MINE SAFETY DISCLOSURES

Not applicable.

23

PART II

Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities.

Our shares of common stock are currently traded on the OTC Markets Pink Sheets (“OTC”) under the symbol “OTC:SPQS” Investors can find real-time quotes and market information on the Company on www.otcmarkets.com.

The 52-week range of our trading price is $0.0007 to $0.0028 with an average trading volume of 314,012 shares over the past 30 days. The most recent closing price was $0.0009 on August 18, 2023. We consider our stock to be “thinly traded” and any reported sale prices may not be a true market-based valuation of the stock. Some of the bid quotations from the OTC set forth below may reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

Holders of common equity

As of August 18, 2023, we had approximately 130 record holders of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers and registered clearing agencies.

Dividend information

We have not declared or paid a cash dividend to stockholders since our company was organized. Our board of directors presently intends to retain any earnings to finance operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon the Company’s results of operations, financial condition, contractual restrictions, capital requirements and other factors deemed relevant by the board of directors.

Issuer Purchases of Equity Securities

The Company has never purchased nor does it own any equity securities of any other issuer.

Recent Sales of Unregistered Securities

There have been no new issuance of common shares during the past two years.

Item 6. [Reserved]

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Furnish the information required by Item 303 of Regulation S-K (§ 229.303 of this chapter).

(3) A registrant that qualifies as a smaller reporting company, as defined by § 229.10(f)(1), is not required to provide the information required by this section. https://www.law.cornell.edu/cfr/text/17/229.302

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The management operates an outsourced offshore office with very low monthly burn rate in monthly expenses due to the nature of the low wages afforded by offshore outsourcing. The leads are worked through by the offshore office and all prospects are handled by the company USA based management and office. The company has secured additional capital injection in form of capital contribution from its current management and has no need to add current to seek outside capital. The franchise industry is one of the few recession resistant industries and this type of business thrives in a down market or a downturn in the market. The industry equally does well when the market is in the uptrend due to the incoming management of its clients receiving either a golden parachute or the actual client itself grows their business to a new level.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk.

As a Smaller Reporting Company as defined by Rule 12b-2 of the Exchange Act and in Item 10(f)(1) of Regulation S-K, this Item is inapplicable to us.

Item 8. Financial Statements and Supplementary Data.

For information required with respect to this Item 8, see index to Financial Statements and Schedules on page F-1 of this Annual Report on Form 10-K.

Item 9. Changes in and Disagreements With Accountants on Accounting and Financial Disclosure.

Furnish the information required by Item 304(b) of Regulation S-K (§ 229.304(b) of this chapter).

Company stopped reporting to the SEC during the economic crisis of 2008 and subsequently deregistered in 2011. To the best of our knowledge and understanding there has not been any disagreements with the previous accounting or management.

Item 9A. Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

As of June 30, 2023, the end of the period covered by this report, we conducted, under the supervision and with the participation of our management, including our Chief Executive and Chief Financial Officer, an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act in ensuring that information required to be disclosed by us in our reports is recorded, processed, summarized and reported within the required time periods in the relevant SEC rules and forms. Based on the foregoing, the Chief Executive and Chief Financial Officer concluded that our disclosure controls and procedures were effective as of June 30, 2023.

Management’s Annual Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rule 13a-15(f) under the Exchange Act.  Our internal control system is a process designed by, or under the supervision of, our principal executive and principal financial officer, or persons performing similar functions, and effected by our Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).

Changes in Internal Controls over Financial Reporting

There have been no changes in our internal control over financial reporting that occurred during the quarterly period ended June 30, 2017 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

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Attestation Report of Independent Registered Public Accounting Firm

An attestation report of our registered public accounting firm regarding internal control over financial reporting is not required.

Item 9B. Other Information.

NONE.

Item 9C. Disclosure Regarding Foreign Jurisdictions that Prevent Inspections.

Non Applicable

26

PART III

Item 10. Directors, Executive Oﬃcers and Corporate Governance.

Board of Directors and Executive Officers

Our directors and executive officers are as follows:

Name	Age	Position
Zoran Cvetojevic	72	Chairman of the Board of Directors, President, Treasurer, Secretary
Irina Veselinovic	41	Chief Operations Officer, Chief Executive Officer
Alexander Sentic	56	Independent Director
Dr. Sanja Pekovic D.Sc.	69	Independent Director

Set forth below is biographical information with respect to each of the aforementioned individuals.

ZORAN CVETOJEVIC, CHAIRMAN AND DIRECTOR, AGE 72

Zoran Cvetojevic graduated from the University of Electronic Engineering, Skopje, North Macedonia, (Former Yugoslavia). MSc degree Master of Science in Electronic design at Cranfield Institute of Technology, England in 1989. During his long work experience as a manager and director of various companies, Mr. Cvetojevic expanded his interests into business administration and strategy. Mr. Cvetojevic is an accredited investor and sits as a Chairman and or an independent Board Advisor on many publicly traded companies. His past hobby involved stock trading financing and being a Marketing director. Mr. Cvetojevic has a great ability to design, implement and facilitate the required annual marketing plan. In addition to this, Mr. Cvetojevic possesses a great ability to develop, and execute Research, analysis, and monitoring of financial, technological, and demographic factors. Mr. Cvetojevic understands the importance of undertaking and evaluating customer research, market conditions, and competitor data. Mr. Cvetojevic has experience with new software implementation and is not afraid to test and implement the latest technologies available to provide corporations with the competitive advantage required to succeed.

IRINA VESELINOVIC, CHIEF EXECUTIVE OFFICER AND CHIEF OPERATING OFFICER, AGE 41

As a Business Development Manager, Irina was working in private companies, and spent almost two decades mastering her leadership in administration, accounting, investor relations skills and financial intelligence. In addition, her creativity and entrepreneurial versatility is reflected by her professional endeavors in the interior design and fashion industries. Relying on her extensive background in various business fields, Irina is able to provide the necessary connections and momentum that is the cornerstone of our team.

DR SANJA PEKOVIC, SCI INDEPENDENT DIRECTOR, AGE 69

Dr Sanja Pekovic, is a Principal Scientist and Project Leader at the Institute for Biological Research “Sinisa Stankovic” (IBISS), University of Belgrade member since 1986, and Head of the Department of Neurobiology since 2006. She is a Professor of Experimental Models of CNS Diseases at PhD studies in Neurosciences at the Faculty of Biology, University of Belgrade, and Invited lecturer at PhD studies in Neurosciences, School of Medicine, University of Belgrade, course: Molecular Biology of the Nervous System. Dr Pekovic is the permanent member of the Working Groups representing Serbia in the following COST (European Cooperation in the Field of Scientific and Technical Research) actions: COST B10 (2001-2005) and COST B30 (2006-2010).

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Dr Pekovic participated as one of the project leaders, in the preparation of several FP6 and FP7 European projects, and is the participant of a German-Serbian collaborative project (2010-2012). Also, she is a member of Scientific and Organizing Boards of several conferences and congresses with international participation, and a member of IBISS Scientific Council and Steering Board of Association for Advancement of Clinical Research of Serbia.

The focus of her research is on translational medicine and therapy of brain injury, multiple sclerosis, neurodegeneration, neuroinflammation, brain plasticity, and currently on early and sensitive biomarkers of neuroinflammation and neurodegeneration in serum and CSF of patients with traumatic brain injury.

ALEXANDER SENTIC, INDEPENDENT DIRECTOR, AGE 56

Alex Sentic is a businessperson who has been at the head of 9 different public companies. Alex Sentic is versatile in financial services. Using his longtime experience in finance, sales, and his corporate development skills, backed by his large pool of business contacts, it did not take long for him to make a success in multiple corporate transactions, and past endeavors. Mr. Sentic is supported by multiple experienced CPAs that work in both Private and Public sectors. He also sustains multiple ongoing successful relationships with consultants with expertise in Public Companies, Equity Financing and Investment Banking. Mr. Sentic has been a successful entrepreneur since a young age and has held multiple Executive Positions over the years. Mr. Sentic specializes in Interim Management coupled with his expertise of Corporate Development to uniquely assist both Private and Public trading companies.

Board of Directors and Officers

Each director is elected until our next annual meeting of stockholders and until his successor is duly elected and qualified. The Board of Directors may also appoint additional directors up to the maximum number permitted under our by-laws. A director so chosen or appointed will hold office until the next annual meeting of stockholders. Each executive officer serves at the discretion of the Board of Directors and holds office until their successor is elected or until their resignation or removal in accordance with our articles of incorporation and by-laws.

Family Relationships

There are no family relationships between or among any of our directors or executive officers.

Significant Employees

The Company does not presently have any significant employees other than the named officers and directors.

Meeting and Committees of the Board of Directors

During the years ended December 31, 2021 and 2022 our Board of Directors held no meetings and took no actions.

Company board members met several times to discuss the recovery of certain shares of Allan Tucker, Mike Barbee, and Jeff Burns which remain unpaid for. The Company retained a litigation barrister Martin Shell to attempt to recover these shares.

As our common stock is not presently listed for trading or quotation on a national securities exchange or NASDAQ, we are not presently required to and do not have any board committees.

We do not currently have an audit committee financial expert, nor do we have an audit committee. Our entire board of directors handles the functions that would otherwise be handled by an audit committee. We do not currently have the capital resources to pay director fees to a qualified independent expert who would be willing to serve on our board and who would be willing to act as an audit committee financial expert. As our business expands and as we appoint others to our board of directors we expect that we will seek a qualified independent expert to become a member of our board of directors. Before retaining any such expert, our board would make a determination as to whether such a person is independent.

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Due to our small size and limited operations to date, we do not presently have a nominating committee, compensation committee or other committee performing similar functions. We have not adopted any procedures by which security holders may recommend nominees to the board of directors, and we do not have a diversity policy.

Board Leadership Structure and Role on Risk Oversight

We have no policy requiring the combination or separation of the Principal Executive Officer and Chairman roles and our governing documents do not mandate a particular structure. Our directors recognize that the leadership structure and the combination or separation of these leadership roles is driven by our needs at any point in time.

Our directors are involved in the general oversight of risks that could affect our business and they will continue to evaluate our leadership structure and modify such structure as appropriate based on our size, resources and operations.

Stockholder Communication with the Board of Directors

Stockholders may send communications to our board of directors by writing to SportsQuest, Inc., 500 S. Australian Ave., Suite #600, West Palm Beach, FL 33401 or corporate@sports-quest.co.

Officers and Directors Indemnification

Under our Certificate of Incorporation and Bylaws, the Company may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his or her position, if he or she acted in good faith and in a manner he or she reasonably believed to be in the Company’s best interest. The Company may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he or she is to be indemnified, the Company must indemnify the officer or director against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, then only by a court order. The indemnification coverage is intended to be to the fullest extent permitted by applicable laws.

 Regarding indemnification for liabilities arising under the Securities Act, which may be permitted to officers or directors under applicable state law, the Company is informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To the best of our knowledge there are no known delinquencies

Item 11. Executive Compensation.

The following table sets forth information concerning compensation for fiscal 2021 and 2022 earned by Zoran Cvetojevic, the Company’s Chairman and Chief Executive Officer, Irina Veselinovic, the Company’s Chief Operating Officer (the “Named Executives”) and Alexander Sentic and Dr. Sanja Pekovic, D. Sc., Independent Directors.

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EXECUTIVE COMPENSATION TABLE

Name and Principal Position	Year	Salary	Stock Awards ($)(1)(2)	Option Awards ($)(1)(2)	All other Compensation ($)	Total ($)

Zoran Cvetojevic,	2021/2022	0	0	0	0	0
Chairman, President, Treasurer, Secretary

Irina Veselinovic	2021/2022	0	0	0	0	0
Chief Operating Officer, CEO

Alexander Sentic	2021/2022	0	0	0	0	0
Independent Director

Dr. Sanja Pekovic D. Sc.	2021/2022	0	0	0	0	0
Independent Director

Employment Agreements

None.

Outstanding Equity Awards

None.

Other Compensation

There are no plans that provide for the payment of retirement benefits, or benefits that will be paid primarily following retirement, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans, tax-qualified defined contribution plans and nonqualified defined contribution plans. Except as set forth above with respect to cash compensation amounting to 2% of the purchase price in the event of a sale of the Company payable to each of the Named Executives as provided in their Employment Agreements, there are no contracts, agreements, plans or arrangements, whether written or unwritten, that provide for payment(s) to a named executive officer at, following, or in connection with the resignation, retirement or other termination of a named executive officer, or a change in control of us or a change in the named executive officer’s responsibilities following a change in control, with respect to each named executive officer.

Stock Option Plans and Stock Compensation Plans

No retirement, pension, profit sharing, stock option or insurance programs or other similar programs have been adopted by the Company for the benefit of the Company’s employees.

Indebtedness of Directors and Officers

None of our directors or senior officers, and no associates or affiliates of any of them, is indebted to us.

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Compensation Committee Interlocks and Insider Participation

We do not have a compensation committee or a committee performing similar functions. We plan to have a compensation committee when we elect additional independent persons to our board of directors.

Compensation Committee Report

Because we do not have a compensation committee or a committee performing similar functions, we do not have a compensation committee report. All compensation matters are determined by our board of directors.

Compensation of Directors

We have not established standard compensation arrangements for our directors and the compensation, if any, payable to each individual for their service on our board will be determined from time to time by our board of directors based upon the amount of time expended by each of the directors on our behalf. None of our directors has received any compensation for their services.

Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

The following table sets forth certain information regarding beneficial ownership of our common stock as of August 25, 2023, by (i) each person known by us to be the beneficial owner of more than five (5) percent of the outstanding common stock, (ii) each director, (iii) each executive officer, and (iv) all executive officers and directors as a group. The number of shares beneficially owned is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of July 20, 2021, through the exercise or conversion of any stock option, convertible security, warrant or other right. Including those shares in the tables does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of common stock listed as owned by that person or entity.

Name and Address of Beneficial Owner	Amount	Percentage of Class Ownership (2)
Jeffrey Burns – Thomasville, GA	650,000,000 Common	26.16%
Energy 101 Consulting (Alan Tucker) – Fort Lauderdale, FL	195,000,000 Common	8.7%
Jim Consulting, Inc (Alan Tucker) – Fort Lauderdale, FL	195,000,000 Common	8.7%

Changes in Control

There are no arrangements known to us the operation of which may at a later date result in a change in control of our company.

Item 13. Certain Relationships and Related Transactions, and Director Independence.

Other than as set forth below, or discussed in the notes to the Consolidated Financial Statements herein, during the fiscal years covered by this filing there have not been any relationships, transactions or proposed transactions to which we were or are to be a party, in which any of the directors, officers, or 5% or greater stockholders (or any immediate family thereof) had or is to have a direct or indirect material interest except for the following:

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Share Issuances

None

Convertible Notes

A convertible not was issued by the company in favor of Emry Capital in the amount of $160,000 in March 2021. The note allows for conversion at $0.001 or par value, whichever is lower. The Note carries and interest of 15% per annum. At the time of the end of the June 30, 2023 quarterly report the remaining principal of the Note was $63,000 with accrued interest of $97,000. No other convertible notes are issued by th company.

Director Independence

Our director may not be considered “independent” in accordance with rule 4200(a)(15) of the NASDAQ Marketplace Rules. We are not currently traded on NASDAQ and are therefore not required to comply with the NASDAQ Marketplace Rules.

Item 14. Principal Accounting Fees and Services

Audit Related Fees

There were no fees billed in the fiscal years reported in this Comprehensive 10-K for professional services rendered for audit-related services.

Tax Fees

There were no fees billed in the fiscal years reported in this Comprehensive 10-K for professional services rendered for tax compliance, tax advice, or tax planning.

All Other Fees

There were no other fees billed in the fiscal years reported in this Comprehensive 10-K for products and services other than the services reported above.

Audit Committee’s Pre-Approval Practice

We do not have a separate audit committee. Our full board of directors performs the functions of an audit committee.

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PART IV

Item 15. Exhibit and Financial Statement Schedules.

(a)    FINANCIAL STATEMENTS.

The financial statements and financial statement schedules filed as part of this Registration Statement are on page F-1 of this Form 10.

(b)    EXHIBITS. The following exhibits are included as part of this report:

Exhibit No.	Description
3.1*	Articles of Incorporation with all amendments
3.2*	By-Laws
3.3*	Certificate of Designation Series A Preferred Stock

_____________

* To be filed by amendment

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SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SPORTSQUEST, INC

Dated: August 29, 2023

	By:	/s/ Irina Veselinovic
Irina Veselinovic Chief Executive Officer and Chief Operational Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

Name	Position	Date

/s/ Zoran Cvetojevic	Chairman of the Board of Directors	August 29, 2023
Zoran Cvetojevic

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SPORTSQUEST, INC.

Index to the Financial Statements

Contents	Page

Audited Report & Financial Statements for the Period ended June 30, 2023

Audited Report & Financial Statements for the Period ended March 31, 2023

Audited Report & Financial Statements for the year ended December 31, 2022 and 2021

F-1

SPORTSQUEST, INC.

CONSOLIDATED BALANCE SHEETS

	As of June 30, 2023	As of Dec 31, 2022
ASSETS
Current Assets
Cash and Bank	$1,882	$2,207
Interest Receivable	–	–
Dues from related party	–	–
Total current assets	1,882	2,207

TOTAL ASSETS	$1,882	$2,207

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current Liabilities
Convertible notes payable	$146,612	$130,973
Accrued Interest Payable	107,218	101,235

Total current liabilities	253,830	232,208

Total other liabilities	–	–

TOTAL LIABILITIES	253,830	232,208

Stockholders' Equity
Common stock, par value $0.0001 - authorized 5,000,000,000 shares 4,178,763,151 and 4,178,763,151 shares issued and outstanding as of June 30, 2023 and 2022 respectively	417,876	417,876
Additional paid-in-capital	2,370,488	2,370,488
Accumulated deficit	(3,040,312)	(3,018,365)
Net Income
TOTAL STOCKHOLDERS' EQUITY	(251,948)	(230,001)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,882	$2,207

The accompanying notes are an integral part of these consolidated financial statements

F-2

SPORTSQUEST, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	June, 2023	June, 2022
Operating Revenue:
Revenue	$–	$–
Total revenue	–	–

Operating Expenses:
Bank Charges	45	73
Miscellaneous Expense	–	817
Subscription & Dues	–	170
Rentals	–	7,500
Transportation and Travels	–	11,394
Hotel and Accommodation	3,310	8,378
Telecommunication	2,434	1,498
Consulting Services	10,175	2,250
Interest Expense	5,983	30,403
Total operating expenses	21,947	62,482

Loss from operations	(21,947)	(62,482)

Other Income (expenses)
Interest Income	–	–
Gain/(Loss) from disposal of assets	–	–
Misc. receivables written off	–	–
Misc. payables written off	–	–
Gain/(Loss) from settlement/debt extinguishment	–	–
Total other income/(expense)	–	–

Net Income/ loss	$(21,947)	$(62,482)

The accompanying notes are an integral part of these consolidated financial statements.

F-3

SPORTSQUEST, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common stock		Additional Paid-in	Accumulated
Description	Shares	Amount	Capital	Deficit	Total

Balance – Balance 1, 2022	1,244,783,961	$124,478	$2,663,886	$(2,893,401)	$(105,037)
Common stock issued	2,933,979,190	293,398	–	–	293,398
Additional paid in capital	–	–	(293,398)	–	(293,398)
Net (loss)	–	–	–	(3,018,365)	(3,018,365)

Balance – December 30, 2022	4,178,763,151	$417,876	$2,370,488	$(3,018,365)	$(230,001)

Balance – Balance 1, 2023	4,178,763,151	$417,876	$2,370,488	$(3,018,365)	$(230,001)
Additional paid in capital	–	–	–	–	–
Net (loss)	–	–	–	(21,947)	(21,947)

Balance – June 30, 2023	4,178,763,151	$417,876	$2,370,488	$(3,040,312)	$(240,832)

The accompanying notes are an integral part of these consolidated financial statements.

F-4

SPORTSQUEST, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Period Ended	Period Ended
	June 30, 2023	June 30, 2022
Cash flows from operating activities:
Net loss from continuing operations attributable to common stockholders	$(21,947)	$(62,482)
Adjustments to reconcile net loss to net cash used in operating activities:
Preferred stock issued for services	–	–
Changes in:
Interest Receivables	–	–
Due from related party	–	–
Due to related party & Interest Payable	5,983	30,403
Net cash used in operating activities	(15,964)	(32,079)

Cash flows from investing activities
License agreements	–	–
Security deposits	–	–
Net cash used in investing activities	–	–

Cash flows from financing activities
Convertible note payable	15,640	33,183
Additional paid in capital	–	(146,699)
Common share	–	146,699
Net cash provided by financing activities	15,640	33,182
		–
Net increase in cash	(325)	1,103

Cash, beginning of period	2,207	–
Cash, end of period	$1,882	$1,103

 The accompanying notes are an integral part of these consolidated financial statements.

F-5

SPORTSQUEST, INC.

NOTES TO JUNE 30, 2023, AND 2022

CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization and Operations

Sportsquest Inc., a Delaware corporation, (the “Company”) was formed under the laws of the State of Delaware on April 3, 1986. Office address is located at 500 S Australian Ave, 600 West Palm Beach FI 33401 USA.

The Sportsquest business was created to develop, own and manage high end sports events and their operating entities, as well as executing a growth strategy involving acquisition of diverse and effective sports marketing platforms. SportsQuest was incorporated in April 3, 1986 in Delaware under the name Bay Head Ventures, Inc. The Company has been managing the US Pro Golf Tour and anticipates it will continue to manage USPGT for the foreseeable future. SportsQuest trades on the Pink Sheets under “SPQS.PK”. SportsQuest holds significant value in content media and is refocusing is business model.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Principle of consolidation

The accompanying consolidated financial statements include only the accounts of the parent company Company as of June 30, 2023 and 2022.

Use of Estimates and Assumptions and Critical Accounting Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date(s) of the financial statements and the reported amounts of revenues and expenses during the reporting period(s).Critical accounting estimates are estimates for which (a) the nature of the estimate is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change and (b) the impact of the estimate on financial condition or operating performance is material. The Company’s critical accounting estimates and assumptions affecting the financial statements were:

(i)	Assumption as a going concern: Management assumes that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

These significant accounting estimates or assumptions bear the risk of change due to the fact that there are uncertainties attached to these estimates or assumptions, and certain estimates or assumptions are difficult to measure or value.

 Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such evaluations, if deemed appropriate, those estimates are adjusted accordingly.

F-6

Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements.

To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.
Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.
Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses, accounts payable and accrued expenses, approximate their fair value because of the short maturity of those instruments.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less to be cash and cash equivalents.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation is calculated using the straight-line method over the estimated useful lives, which range from five (5) Periods for computer equipment to seven (7) Periods for office furniture. Upon sale or retirement of office equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in statements of operations. As of June 30, 2023 and 2022 the company has no investment in Property and equipment

F-7

Related Parties

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions. Pursuant to Section 850-10-20 the related parties include: a. affiliates of the Company; b. entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; c. trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d. principal owners of the Company; e. management of the Company; f. other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g. other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of financial statements is not required in those statements.

The disclosures shall include: a. the nature of the relationship(s) involved; b. a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c. the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d. amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Commitments and Contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

F-8

Revenue Recognition

The Company applies paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company recognizes revenue when it is realized or realizable and earned.

The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

The Company derives its revenues from sales contracts with its customers with revenues being generated upon rendering of services. Persuasive evidence of an arrangement is demonstrated via invoice; service is considered provided when the service is delivered to the customers; and the sales price to the customer is fixed upon acceptance of the purchase order and there is no separate sales rebate, discount, or volume incentive.

A right of return exists for customers’ retainers that were received prior to commencement of services. If a customer cancels a service contract subsequent to the commencement date, the customer is entitled to a refund, except for services already provided.

Income Tax Provision

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns.

Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the Period in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the Periods in which those temporary differences are expected to be recovered or settled.

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

The Company adopted the provisions of paragraph 740-10-25-13 of the FASB Accounting Standards Codification. Paragraph 740-10-25-13 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under paragraph 740-10-25-13, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.

The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Paragraph 740-10-25-13 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

The estimated future tax effects of temporary differences between the tax basis of assets and liabilities are reported in the accompanying balance sheets, as well as tax credit carry-backs and carry-forwards. The Company periodically reviews the recoverability of deferred tax assets recorded on its balance sheets and provides valuation allowances as management deems necessary.

Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In addition, the Company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions. In management’s opinion, adequate provisions for income taxes have been made for all Periods. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

F-9

Uncertain Tax Positions

The Company did not take any uncertain tax positions and had no unrecognized tax liabilities or benefits in accordance with the provisions of Section 740-10-25 at June 30, 2023 and 2022.

Earnings per Share

Earnings Per Share is the amount of earnings attributable to each share of common stock. For convenience, the term is used to refer to either earnings or loss per share. Earnings per share (“EPS”) is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Pursuant to ASC Paragraphs 260-10-45-10 through 260-10-45-16 Basic EPS shall be computed by dividing income available to common stockholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) during the period. Income available to common stockholders shall be computed by deducting both the dividends declared in the period on preferred stock (whether or not paid) and the dividends accumulated for the period on cumulative preferred stock (whether or not earned) from income from continuing operations (if that amount appears in the income statement) and also from net income. The computation of diluted EPS is similar to the computation of basic EPS except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued during the period to reflect the potential dilution that could occur from common shares issuable through contingent shares issuance arrangement, stock options or warrants.

Pursuant to ASC Paragraphs 260-10-45-45-21 through 260-10-45-45-23 Diluted EPS shall be based on the most advantageous conversion rate or exercise price from the standpoint of the security holder. The dilutive effect of outstanding call options and warrants (and their equivalents) issued by the reporting entity shall be reflected in diluted EPS by application of the treasury stock method unless the provisions of paragraphs 260-10-45-35 through 45-36 and 260-10-55-8 through 55-11 require that another method be applied.

Equivalents of options and warrants include non-vested stock granted to employees, stock purchase contracts, and partially paid stock subscriptions (see paragraph 260–10–55–23). Anti-dilutive contracts, such as purchased put options and purchased call options, shall be excluded from diluted EPS. Under the treasury stock method: a. Exercise of options and warrants shall be assumed at the beginning of the period (or at time of issuance, if later) and common shares shall be assumed to be issued. b. The proceeds from exercise shall be assumed to be used to purchase common stock at the average market price during the period. (See paragraphs 260-10-45-29 and 260-10-55-4 through 55-5.) c. The incremental shares (the difference between the number of shares assumed issued and the number of shares assumed purchased) shall be included in the denominator of the diluted EPS computation.

There were no potentially debt or equity instruments issued and outstanding at any time during the Periods ended June 30, 2023 and 2022.

Cash Flows Reporting

The Company adopted paragraph 230-10-45-24 of the FASB Accounting Standards Codification for cash flows reporting, classifies cash receipts and payments according to whether they stem from operating, investing, or financing activities and provides definitions of each category, and uses the indirect or reconciliation method (“Indirect method”) as defined by paragraph 230-10-45-25 of the FASB Accounting Standards Codification to report net cash flow from operating activities by adjusting net income to reconcile it to net cash flow from operating activities by removing the effects of (a) all deferrals of past operating cash receipts and payments and all accruals of expected future operating cash receipts and payments and (b) all items that are included in net income that do not affect operating cash receipts and payments. The Company reports the reporting currency equivalent of foreign currency cash flows, using the current exchange rate at the time of the cash flows and the effect of exchange rate changes on cash held in foreign currencies is reported as a separate item in the reconciliation of beginning and ending balances of cash and cash equivalents and separately provides information about investing and financing activities not resulting in cash receipts or payments in the period pursuant to paragraph 830-230-45-1 of the FASB Accounting Standards Codification.

F-10

Subsequent Events

The Company follows the guidance in Section 855-10-50 of the FASB Accounting Standards Codification for the disclosure of subsequent events. The Company will evaluate subsequent events through the date when the financial statements were issued and has determined to disclose the underlisted events

1.	On January 19th 2023 SportsQuest, Inc signed a convertible loan agreement with Worldways International Network Corporation and obtained a loan of $2,000 with 3 Periods maturity form the date of the agreement

2.	On January 20th 2023 SportsQuest, Inc signed a convertible loan agreement with Zoran Cvetojevic an individual located at Vladimira Rolovica 158, Sebia and obtained a loan of $67,500 with 3 Periods maturity form the date of the agreement

3.	On April 4th, 2023 SportsQuest, Inc signed a convertible loan agreement with Zecevic M Custom Management a company located at 15711 Grove Ln, Wellington, FL 33414, USA and obtained a loan of $3,500 with 3 Periods maturity form the date of the agreement

4.	On June 30th, 2023 SportsQuest, Inc signed a convertible loan agreement with Emry Capital Group a company located at 500 S Australian Ave., West Palm Beach FL 33401 USA and obtained a loan of $3,000 with 3 Periods maturity form the date of the agreement

F-11

SPORTSQUEST, INC.

CONSOLIDATED BALANCE SHEETS

	As of March 31, 2023	As of Dec 31, 2022
ASSETS
Current Assets
Cash and Bank	$2,562	$2,207
Interest Receivable	–	–
Dues from related party	–	–
Total current assets	2,562	2,207

TOTAL ASSETS	$2,562	$2,207

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current Liabilities
Convertible notes payable	$140,473	$130,973
Accrued Interest Payable	102,921	101,235

Total current liabilities	243,394	232,208

Total other liabilities	–	–

TOTAL LIABILITIES	243,394	232,208

Stockholders' Equity
Common stock, par value $0.0001 - authorized 5,000,000,000 shares 4,178,763,151 and 4,178,763,151 shares issued and outstanding as of March 31, 2023 and 2022 respectively	417,876	417,876
Additional paid-in-capital	2,370,488	2,370,488
Accumulated deficit	(3,029,196)	(3,018,365)
Net Income
TOTAL STOCKHOLDERS' EQUITY	(240,832)	(230,001)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,562	$2,207

The accompanying notes are an integral part of these consolidated financial statements

F-12

SPORTSQUEST, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	PERIOD ENDED MARCH, 2023 (Unaudited)	PERIOD ENDED MARCH, 2022 (Unaudited)
Operating revenue:
Revenue	$–	$–
Total revenue	–	–

Operating expenses:
Bank Charges	5	36
Miscelleneous Expense	–	408
Subscription & Dues	–	85
Rentals	–	3,750
Transportation and Travels	–	5,697
Hotel and Accommodation	914	4,189
Telecommunication	1,216	749
Consulting Services	7,011	1,125
Interest Expense	1,686	15,202
Total operating expenses	10,831	31,241
		–
Loss from operations	(10,831)	(31,241)

Other Income (expenses)
Interest Income	–	–
Gain/(Loss) from disposal of assets	–	–
Misc. receivables written off	–	–
Misc. payables written off	–	–
Gain/(Loss) from settlement/debt extinguishment	–	–
Total other income/(expense)	–	–

Net Income/ loss	$(10,831)	$(31,241)

Earnings per share
Basic	$(0.0561)	$–
Diluted	$(0.0561)	$–

Weighted average number of common shares - Basic	$2,228,763	$557,191

The accompanying notes are an integral part of these consolidated financial statements.

F-13

SPORTSQUEST, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common stock		Additional Paid-in	Accumulated
Description	Shares	Amount	Capital	Deficit	Total

Balance – Balance 1, 2022	1,244,783,961	$124,478	$2,663,886	$(2,893,401)	$(105,037)
Common stock issued	2,933,979,190	293,398	–	–	293,398
Additional paid in capital	–	–	(293,398)	–	(293,398)
Net (loss)	–	–	–	(3,018,365)	(3,018,365)

Balance – December 30, 2022	4,178,763,151	$417,876	$2,370,488	$(3,018,365)	$(230,001)

Balance – Balance 1, 2023	4,178,763,151	$417,876	$2,370,488	$(3,018,365)	$(230,001)
Additional paid in capital	–	–	–	–	–
Net (loss)	–	–	–	(10,831)	(10,831)

Balance – March 30, 2023	4,178,763,151	$417,876	$2,370,488	$(3,029,196)	$(240,832)

The accompanying notes are an integral part of these consolidated financial statements.

F-14

SPORTSQUEST, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Period Ended	Period Ended
	March 31, 2023	March 31, 2022
Cash flows from operating activities:
Net loss from continuing operations attributable to common stockholders	$(10,831)	$(31,241)
Adjustments to reconcile net loss to net cash used in operating activities:
Preferred stock issued for services	–	–
Changes in:
Interest Receivables	–	–
Due from related party	–	–
Due to related party & Interest Payable	1,686	15,202
Net cash used in operating activities	(9,145)	(16,040)

Cash flows from investing activities
License agreements	–	–
Security deposits	–	–
Net cash used in investing activities	–	–

Cash flows from financing activities
Convertible note payable	9,500	16,591
Additional paid in capital	–	(73,350)
Common share	–	73,349
Net cash provided by financing activities	9,500

Net increase in cash	355	552

Cash, beginning of period	2,207	–
Cash, end of period	$2,562	$552

The accompanying notes are an integral part of these consolidated financial statements.

F-15

SPORTSQUEST, INC.

NOTES TO MARCH 31, 2023, AND 2022

CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization and Operations

Sportsquest Inc., a Delaware corporation, (the “Company”) was formed under the laws of the State of Delaware on April 3, 1986. Office address is located at 500 S Australian Ave, 600 West Palm Beach FI 33401 USA.

The Sportsquest business was created to develop, own and manage high end sports events and their operating entities, as well as executing a growth strategy involving acquisition of diverse and effective sports marketing platforms. SportsQuest was incorporated in April 3, 1986 in Delaware under the name Bay Head Ventures, Inc. The Company has been managing the US Pro Golf Tour and anticipates it will continue to manage USPGT for the foreseeable future. SportsQuest trades on the Pink Sheets under “SPQS.PK”. SportsQuest holds significant value in content media and is refocusing is business model.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Principle of consolidation

The accompanying consolidated financial statements include only the accounts of the parent company Company as of March 31, 2023 and 2022.

Use of Estimates and Assumptions and Critical Accounting Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date(s) of the financial statements and the reported amounts of revenues and expenses during the reporting period(s).Critical accounting estimates are estimates for which (a) the nature of the estimate is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change and (b) the impact of the estimate on financial condition or operating performance is material. The Company’s critical accounting estimates and assumptions affecting the financial statements were:

(i)	Assumption as a going concern: Management assumes that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

These significant accounting estimates or assumptions bear the risk of change due to the fact that there are uncertainties attached to these estimates or assumptions, and certain estimates or assumptions are difficult to measure or value.

F-16

Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such evaluations, if deemed appropriate, those estimates are adjusted accordingly.

Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements.

 To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.
Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.
Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

 The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses, accounts payable and accrued expenses, approximate their fair value because of the short maturity of those instruments.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less to be cash and cash equivalents.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation is calculated using the straight-line method over the estimated useful lives, which range from five (5) Periods for computer equipment to seven (7) Periods for office furniture. Upon sale or retirement of office equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in statements of operations. As of March 31, 2023 and 2022 the company has no investment in Property and equipment

F-17

Related Parties

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions. Pursuant to Section 850-10-20 the related parties include: a. affiliates of the Company; b. entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; c. trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d. principal owners of the Company; e. management of the Company; f. other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g. other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of financial statements is not required in those statements.

The disclosures shall include: a. the nature of the relationship(s) involved; b. a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c. the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d. amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Commitments and Contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

Revenue Recognition

The Company applies paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company recognizes revenue when it is realized or realizable and earned.

F-18

The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

The Company derives its revenues from sales contracts with its customers with revenues being generated upon rendering of services. Persuasive evidence of an arrangement is demonstrated via invoice; service is considered provided when the service is delivered to the customers; and the sales price to the customer is fixed upon acceptance of the purchase order and there is no separate sales rebate, discount, or volume incentive.

A right of return exists for customers’ retainers that were received prior to commencement of services. If a customer cancels a service contract subsequent to the commencement date, the customer is entitled to a refund, except for services already provided.

Income Tax Provision

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns.

Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the Period in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the Periods in which those temporary differences are expected to be recovered or settled.

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

The Company adopted the provisions of paragraph 740-10-25-13 of the FASB Accounting Standards Codification. Paragraph 740-10-25-13 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under paragraph 740-10-25-13, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.

The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Paragraph 740-10-25-13 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

The estimated future tax effects of temporary differences between the tax basis of assets and liabilities are reported in the accompanying balance sheets, as well as tax credit carry-backs and carry-forwards. The Company periodically reviews the recoverability of deferred tax assets recorded on its balance sheets and provides valuation allowances as management deems necessary.

Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In addition, the Company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions. In management’s opinion, adequate provisions for income taxes have been made for all Periods. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

Uncertain Tax Positions

The Company did not take any uncertain tax positions and had no unrecognized tax liabilities or benefits in accordance with the provisions of Section 740-10-25 at March 30, 2023 and 2022.

F-19

Earnings per Share

Earnings Per Share is the amount of earnings attributable to each share of common stock. For convenience, the term is used to refer to either earnings or loss per share. Earnings per share (“EPS”) is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Pursuant to ASC Paragraphs 260-10-45-10 through 260-10-45-16 Basic EPS shall be computed by dividing income available to common stockholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) during the period. Income available to common stockholders shall be computed by deducting both the dividends declared in the period on preferred stock (whether or not paid) and the dividends accumulated for the period on cumulative preferred stock (whether or not earned) from income from continuing operations (if that amount appears in the income statement) and also from net income. The computation of diluted EPS is similar to the computation of basic EPS except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued during the period to reflect the potential dilution that could occur from common shares issuable through contingent shares issuance arrangement, stock options or warrants.

Pursuant to ASC Paragraphs 260-10-45-45-21 through 260-10-45-45-23 Diluted EPS shall be based on the most advantageous conversion rate or exercise price from the standpoint of the security holder. The dilutive effect of outstanding call options and warrants (and their equivalents) issued by the reporting entity shall be reflected in diluted EPS by application of the treasury stock method unless the provisions of paragraphs 260-10-45-35 through 45-36 and 260-10-55-8 through 55-11 require that another method be applied.

Equivalents of options and warrants include non-vested stock granted to employees, stock purchase contracts, and partially paid stock subscriptions (see paragraph 260–10–55–23). Anti-dilutive contracts, such as purchased put options and purchased call options, shall be excluded from diluted EPS. Under the treasury stock method: a. Exercise of options and warrants shall be assumed at the beginning of the period (or at time of issuance, if later) and common shares shall be assumed to be issued. b. The proceeds from exercise shall be assumed to be used to purchase common stock at the average market price during the period. (See paragraphs 260-10-45-29 and 260-10-55-4 through 55-5.) c. The incremental shares (the difference between the number of shares assumed issued and the number of shares assumed purchased) shall be included in the denominator of the diluted EPS computation.

There were no potentially debt or equity instruments issued and outstanding at any time during the Periods ended March 30, 2023 and 2022.

Cash Flows Reporting

The Company adopted paragraph 230-10-45-24 of the FASB Accounting Standards Codification for cash flows reporting, classifies cash receipts and payments according to whether they stem from operating, investing, or financing activities and provides definitions of each category, and uses the indirect or reconciliation method (“Indirect method”) as defined by paragraph 230-10-45-25 of the FASB Accounting Standards Codification to report net cash flow from operating activities by adjusting net income to reconcile it to net cash flow from operating activities by removing the effects of (a) all deferrals of past operating cash receipts and payments and all accruals of expected future operating cash receipts and payments and (b) all items that are included in net income that do not affect operating cash receipts and payments. The Company reports the reporting currency equivalent of foreign currency cash flows, using the current exchange rate at the time of the cash flows and the effect of exchange rate changes on cash held in foreign currencies is reported as a separate item in the reconciliation of beginning and ending balances of cash and cash equivalents and separately provides information about investing and financing activities not resulting in cash receipts or payments in the period pursuant to paragraph 830-230-45-1 of the FASB Accounting Standards Codification.

Subsequent Events

The Company follows the guidance in Section 855-10-50 of the FASB Accounting Standards Codification for the disclosure of subsequent events. The Company will evaluate subsequent events through the date when the financial statements were issued and has determined to disclose the underlisted events

1.	On January 19th 2023 SportsQuest, Inc signed a convertible loan agreement with Worldways International Network Corporation and obtained a loan of $2,000 with 3 Periods maturity form the date of the agreement

F-20

2.	On January 20th 2023 SportsQuest, Inc signed a convertible loan agreement with Zoran Cvetojevic an individual located at Vladimira Rolovica 158, Sebia and obtained a loan of $67,500 with 3 Periods maturity form the date of the agreement

3.	On April 4th, 2023 SportsQuest, Inc signed a convertible loan agreement with Zecevic M Custom Management a company located at 15711 Grove Ln, Wellington, FL 33414, USA and obtained a loan of $3,500 with 3 Periods maturity form the date of the agreement

4.	On June 30th, 2023 SportsQuest, Inc signed a convertible loan agreement with Emry Capital Group a company located at 500 S Australian Ave., West Palm Beach FL 33401 USA and obtained a loan of $3,000 with 3 Periods maturity form the date of the agreement

F-21

Report of an Independent Registered Public Accounting Firm

To the shareholders and the board of directors of SportsQuest, Inc

Opinion on the Financial Statements

We have audited the accompanying balance sheets of SportsQuest, Inc (the “Company”) as of December 31, 2022, the related consolidated statements of operations, changes in shareholders’ equity and cash flows, for each of the two years in the period ended December 31, 2022, and the related notes collectively referred to as the “financial statements.

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022, in conformity with U.S. generally accepted accounting principles.

Going Concern

The accompanying financial statements have been prepared assuming the company will continue as a going concern as disclosed in Note 3 to the financial statement, the Company has continuously incurred a net loss of $124,964 for the year ended December 31, 2022, and an accumulated deficit of $3,018,365 at December 31, 2022. The continuation of the Company as a going concern through December 31, 2022, is dependent upon improving the profitability and the continuing financial support from its stockholders. Management believes the existing shareholders or external financing will provide additional cash to meet the Company’s obligations as they become due.

These factors raise substantial doubt about the company’s ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of the uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB. We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion

OLAYINKA OYEBOLA & CO.

(Chartered Accountants)

We have served as the Company’s auditor since July 2023.

August 17th, 2023.

Lagos, Nigeria

F-22

SPORTSQUEST, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2022	December 31, 2021
ASSETS
Current Assets:
Cash	$2,207	$–
Total Assets	$2,207	$–

LIABILITIES AND STOCKHOLDER’S EQUITY(DEFICIT)
Current Liabilities:
Convertible note payables	$130,973	$64,608
Accrued interest	101,235	40,429
Total Liabilities	232,208	105,037

Commitments and Contingencies

Stockholders’ Equity:
Common stock, par value $0.001, 5,000,000,000 shares authorized; 4,178,763,151 and 1,244,783,961 shares issued and outstanding as of December 31, 2022, and 2021 respectively	417,876	124,478
Additional paid-in capital	2,370,488	2,663,886
Accumulated deficit	(3,018,365)	(2,893,401)
Total stockholders’ equity	(230,001)	(105,037)
Total Liabilities and Stockholder’s Equity	$2,207	$–

The accompanying notes are an integral part of these consolidated financial statements.

F-23

SPORTSQUEST, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2022	Year Ended December 31, 2021

Revenue	$–	$–
Cost of revenue	–	–
Gross profit	–	–

Operating Expenses:
General and administrative	64,158	–
Total operating expenses	64,158	–
Income (Loss) from Operations	(64,158)	–
Other Income/(expense)
Interest expense	(60,806)	(40,429)
Income (loss) before income tax provision	(124,964)	(40,429)
Income tax provision	–	–
Net Income (Loss)	$(124,964)	$(40,429)

Net Loss Per Common Share:
Net Loss per common share - Basic and Diluted	$(0.00)	$(0.00)

Outstanding - Basic and Diluted	4,178,763,151	1,244,783,961

The accompanying notes are an integral part of these consolidated financial statements.

F-24

SPORTSQUEST, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common stock		Additional Paid-in	Accumulated
Description	Shares	Amount	Capital	Deficit	Total

Balance – January 1, 2020	1,244,783,961	$124,478	$2,663,886	$(2,852,972)	$(64,608)

Net loss for the year ended	–	–	–	(40,429)	(40,429)
Balance – December 31, 2021	1,244,783,961	$124,478	$2,663,886	$(2,893,401)	$(105,037)

Balance – Balance 1, 2022	1,244,783,961	$124,478	$2,663,886	$(2,893,401)	$(105,037)
Common stock issued	2,933,979,190	293,398	–	–	293,398
Additional paid in capital	–	–	(293,398)	–	(293,398)
Net (loss)	–	–	–	(3,018,365)	(3,018,365)

Balance – December 30, 2022	4,178,763,151	$417,876	$2,370,488	$(250,779)	$(230,001)

The accompanying notes are an integral part of these consolidated financial statements.

F-25

SPORTSQUEST, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 30, 2022	Year Ended December 30, 2021
Operating Activities:
Net loss	$(52,857)	$(40,429)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest payable	60,806	40,429

Net Cash Provided (Used) by Operating Activities	(64,158)	–

Investing Activities:
Acquisition of property and equipment	–	–
Acquisition of software	–	–
Net Cash Used in Investing Activities	–	–

Financing Activities:
Convertible note payable	66,365	64,608
Additional paid in capital	(293,398)	(64,608)
	293,398	–
Net Cash Provided by Financing Activities	66,365	–

Net Change in Cash	2,207	–
Cash - Beginning of Period	–	–
Cash - End of Period	$2,207	$–

Cash paid during the period for:
Interest	$–	$–
Income tax paid	$–	$–

The accompanying notes are an integral part of these consolidated financial statements.

F-26

SPORTSQUEST, INC.

NOTES TO DECEMBER 31, 2022, AND 2021

CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization and Operations

Sportsquest Inc., a Delaware corporation, (the “Company”) was formed under the laws of the State of Delaware on April 3, 1986. Office address is located at 15711 Cedar Grove LN, Wellington, Florida 3344-6312.

The Sportsquest business was created to develop, own and manage high end sports events and their operating entities, as well as executing a growth strategy involving acquisition of diverse and effective sports marketing platforms. SportsQuest was incorporated in April 3, 1986 in Delaware under the name Bay Head Ventures, Inc. The Company has been managing the US Pro Golf Tour and anticipates it will continue to manage USPGT for the foreseeable future. SportsQuest trades on the Pink Sheets under “SPQS.PK”. SportsQuest holds significant value in content media and is refocusing is business model.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Principle of consolidation

The accompanying consolidated financial statements include only the accounts of the parent company Company as of December 31, 2022 and 2021.

Use of Estimates and Assumptions and Critical Accounting Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date(s) of the financial statements and the reported amounts of revenues and expenses during the reporting period(s).Critical accounting estimates are estimates for which (a) the nature of the estimate is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change and (b) the impact of the estimate on financial condition or operating performance is material. The Company’s critical accounting estimates and assumptions affecting the financial statements were:

(i)	Assumption as a going concern: Management assumes that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

These significant accounting estimates or assumptions bear the risk of change due to the fact that there are uncertainties attached to these estimates or assumptions, and certain estimates or assumptions are difficult to measure or value.

 Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such evaluations, if deemed appropriate, those estimates are adjusted accordingly.

F-27

Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements.

To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.
Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.
Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses, accounts payable and accrued expenses, approximate their fair value because of the short maturity of those instruments.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less to be cash and cash equivalents.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation is calculated using the straight-line method over the estimated useful lives, which range from five (5) years for computer equipment to seven (7) years for office furniture. Upon sale or retirement of office equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in statements of operations. As of December 31, 2022 and 2021 the company has no investment in Property and equipment

F-28

Related Parties

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions. Pursuant to Section 850-10-20 the related parties include: a. affiliates of the Company; b. entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; c. trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d. principal owners of the Company; e. management of the Company; f. other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g. other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of financial statements is not required in those statements.

The disclosures shall include: a. the nature of the relationship(s) involved; b. a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c. the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d. amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Commitments and Contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

Revenue Recognition

The Company applies paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company recognizes revenue when it is realized or realizable and earned.

F-29

The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

The Company derives its revenues from sales contracts with its customers with revenues being generated upon rendering of services. Persuasive evidence of an arrangement is demonstrated via invoice; service is considered provided when the service is delivered to the customers; and the sales price to the customer is fixed upon acceptance of the purchase order and there is no separate sales rebate, discount, or volume incentive.

A right of return exists for customers’ retainers that were received prior to commencement of services. If a customer cancels a service contract subsequent to the commencement date, the customer is entitled to a refund, except for services already provided.

Income Tax Provision

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns.

Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

The Company adopted the provisions of paragraph 740-10-25-13 of the FASB Accounting Standards Codification. Paragraph 740-10-25-13 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under paragraph 740-10-25-13, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.

The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Paragraph 740-10-25-13 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

The estimated future tax effects of temporary differences between the tax basis of assets and liabilities are reported in the accompanying balance sheets, as well as tax credit carry-backs and carry-forwards. The Company periodically reviews the recoverability of deferred tax assets recorded on its balance sheets and provides valuation allowances as management deems necessary.

Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In addition, the Company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions. In management’s opinion, adequate provisions for income taxes have been made for all years. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

Uncertain Tax Positions

The Company did not take any uncertain tax positions and had no unrecognized tax liabilities or benefits in accordance with the provisions of Section 740-10-25 at December 30, 2022 and 2021.

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Earnings per Share

Earnings Per Share is the amount of earnings attributable to each share of common stock. For convenience, the term is used to refer to either earnings or loss per share. Earnings per share (“EPS”) is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Pursuant to ASC Paragraphs 260-10-45-10 through 260-10-45-16 Basic EPS shall be computed by dividing income available to common stockholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) during the period. Income available to common stockholders shall be computed by deducting both the dividends declared in the period on preferred stock (whether or not paid) and the dividends accumulated for the period on cumulative preferred stock (whether or not earned) from income from continuing operations (if that amount appears in the income statement) and also from net income. The computation of diluted EPS is similar to the computation of basic EPS except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued during the period to reflect the potential dilution that could occur from common shares issuable through contingent shares issuance arrangement, stock options or warrants.

Pursuant to ASC Paragraphs 260-10-45-45-21 through 260-10-45-45-23 Diluted EPS shall be based on the most advantageous conversion rate or exercise price from the standpoint of the security holder. The dilutive effect of outstanding call options and warrants (and their equivalents) issued by the reporting entity shall be reflected in diluted EPS by application of the treasury stock method unless the provisions of paragraphs 260-10-45-35 through 45-36 and 260-10-55-8 through 55-11 require that another method be applied.

Equivalents of options and warrants include non-vested stock granted to employees, stock purchase contracts, and partially paid stock subscriptions (see paragraph 260–10–55–23). Anti-dilutive contracts, such as purchased put options and purchased call options, shall be excluded from diluted EPS. Under the treasury stock method: a. Exercise of options and warrants shall be assumed at the beginning of the period (or at time of issuance, if later) and common shares shall be assumed to be issued. b. The proceeds from exercise shall be assumed to be used to purchase common stock at the average market price during the period. (See paragraphs 260-10-45-29 and 260-10-55-4 through 55-5.) c. The incremental shares (the difference between the number of shares assumed issued and the number of shares assumed purchased) shall be included in the denominator of the diluted EPS computation.

There were no potentially debt or equity instruments issued and outstanding at any time during the years ended December 30, 2022 and 2021.

Cash Flows Reporting

The Company adopted paragraph 230-10-45-24 of the FASB Accounting Standards Codification for cash flows reporting, classifies cash receipts and payments according to whether they stem from operating, investing, or financing activities and provides definitions of each category, and uses the indirect or reconciliation method (“Indirect method”) as defined by paragraph 230-10-45-25 of the FASB Accounting Standards Codification to report net cash flow from operating activities by adjusting net income to reconcile it to net cash flow from operating activities by removing the effects of (a) all deferrals of past operating cash receipts and payments and all accruals of expected future operating cash receipts and payments and (b) all items that are included in net income that do not affect operating cash receipts and payments. The Company reports the reporting currency equivalent of foreign currency cash flows, using the current exchange rate at the time of the cash flows and the effect of exchange rate changes on cash held in foreign currencies is reported as a separate item in the reconciliation of beginning and ending balances of cash and cash equivalents and separately provides information about investing and financing activities not resulting in cash receipts or payments in the period pursuant to paragraph 830-230-45-1 of the FASB Accounting Standards Codification.

Subsequent Events

The Company follows the guidance in Section 855-10-50 of the FASB Accounting Standards Codification for the disclosure of subsequent events. The Company will evaluate subsequent events through the date when the financial statements were issued and has determined to disclose the underlisted events

1.	On January 19th 2023 SportsQuest, Inc signed a convertible loan agreement with Worldways International Network Corporation and obtained a loan of $2,000 with 3 years maturity form the date of the agreement

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2.	On January 20th 2023 SportsQuest, Inc signed a convertible loan agreement with Zoran Cvetojevic an individual located at Vladimira Rolovica 158, Sebia and obtained a loan of $67,500 with 3 years maturity form the date of the agreement

3.	On April 4th, 2023 SportsQuest, Inc signed a convertible loan agreement with Zecevic M Custom Management a company located at 15711 Grove Ln, Wellington, FL 33414, USA and obtained a loan of $3,500 with 3 years maturity form the date of the agreement

4.	On June 30th, 2023 SportsQuest, Inc signed a convertible loan agreement with Emry Capital Group a company located at 500 S Australian Ave., West Palm Beach FL 33401 USA and obtained a loan of $3,000 with 3 years maturity form the date of the agreement

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